                                       Filed Pursuant to Rule 424(b)(1)
                                       Registration No. 333-74135



                          2,200,000 SHARES





                               [LOGO]

                  ENGINEERED SUPPORT SYSTEMS, INC.
                            COMMON STOCK

                         $13.875 PER SHARE

------------------------------------------------------------------------

Engineered Support Systems, Inc. is offering 2,000,000 shares of common stock and the selling stockholder identified in this prospectus is offering 200,000 shares. Engineered Support will not receive any proceeds from the sale of shares by the selling stockholder. This is a firm commitment underwriting.


The common stock is listed on the Nasdaq National Market under the symbol "EASI." On April 19, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $14.0625 per share.


INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK
FACTORS" BEGINNING ON PAGE 8.


                                                                PER SHARE       TOTAL
                                                                ---------       -----
Price to the public.........................................    $13.875      $30,525,000
Underwriting discount.......................................      0.900        1,980,000
Proceeds to Engineered Support..............................     12.975       25,950,000
Proceeds to the selling stockholder.........................     12.975        2,595,000


Three stockholders, including the selling stockholder, have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 330,000 additional shares from the three selling stockholders within 30 days following the date of this prospectus to cover over-allotments.

------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


CIBC OPPENHEIMER
             A.G. EDWARDS & SONS, INC.
                          PAINEWEBBER INCORPORATED
                                       PAULI JOHNSON CAPITAL & RESEARCH
                                                 INCORPORATED

             The date of this Prospectus is April 20, 1999

                                  [PHOTO]

The Chemical/Biological Protected Shelter System is a mobile medical aid station for use where chemical or biological contaminants are present.



[PHOTO]  The Field Deployable            Tactical Quiet     [PHOTO]
         Environmental Control           Generators used
         Unit is a heat pump             by all branches
         used to cool, heat,             of the U. S.
         dehumidify, filter              Military for
         and circulate air               electrical power.
         for shelters, tents,
         vans and other
         enclosures.



                               ESSI [LOGO]


[PHOTO]  Flight Line Air                                    [PHOTO]
         Conditioners used to
         cool avionics and                      The Chemically
         electronics during                     Hardened Air
         aircraft maintenance.                  Management Plant
                                                designed for the
                                                U. S. Air Force to
[PHOTO]                                         provide filtered,
                                                cooled, heated and
         [PHOTO]                                contamination free
                                                air, along with
           Shipboard ventilation and            electrical power to
           refrigeration systems for            Air Transportable
           most of the Navy's Combat            Hospitals.
           Vessels.

                         TABLE OF CONTENTS

                                                             PAGE
                                                             ----

Prospectus Summary..........................................   4
Risk Factors................................................   8
Forward-Looking Statements..................................  11
Common Stock Market Price Data..............................  11
Use of Proceeds.............................................  12
Dividend Policy.............................................  12
Capitalization..............................................  12
Selected Consolidated Financial Information.................  13
Unaudited Consolidated Pro Forma Financial Information......  14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  16
Business....................................................  22
Management..................................................  30
Principal and Selling Stockholders..........................  32
Description of Common Stock.................................  33
Underwriting................................................  34
Legal Matters...............................................  35
Experts.....................................................  35
Where You Can Find More Information.........................  36
Index to Financial Statements............................... F-1

                  --------------------------------

As used in this prospectus, the terms "we," "us," "our," and "Engineered Support" mean Engineered Support Systems, Inc. and its subsidiaries (unless the context indicates a different meaning) and the term "common stock" means our common stock, $0.01 par value per share. References to "Keco" mean Keco Industries, Inc., which we acquired in June 1998. References to "Marlo" mean Nuclear Cooling, Inc., d/b/a Marlo Coil, which we acquired in February 1998 and is now known as Engineered Coil Company.

Our principal executive offices are located at 1270 North Price
Road, St. Louis, Missouri 63132. Our telephone number is (314)
993-5880.

Unless otherwise stated herein, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

On June 26, 1998, we effected a 3-for-2 stock split by paying a stock dividend. All common share numbers in this prospectus reflect the stock split.


The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The shares should be ready for delivery on or about April 23, 1999 against payment in immediately available funds.

                         PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully. Information stated on a pro forma basis for the fiscal year ended October 31, 1998 included in this summary and elsewhere in the prospectus includes the results of operations of Marlo and Keco as if such acquisitions had been consummated November 1, 1997. The pro forma information does not include the results of operations of the Fermont Division of Dynamics Corporation of America which we acquired in February 1999.

                            THE COMPANY

Engineered Support is a leading designer and manufacturer of military ground support equipment. Our product line includes chemical and biological defense systems and other ground support products for the United States armed forces. We refer to these products as chemically and biologically hardened. We also manufacture specialized commercial and industrial air handling equipment, as well as injection molded specialty and custom plastic products. We have grown substantially during the last five years. Our growth has resulted from acquisitions of strategic businesses and internal growth. From fiscal 1994 to fiscal 1998, our net revenues increased from $56.6 million to $97.0 million, a compound annual growth rate of 14.4%, and our net income increased from $0.8 million to $5.8 million, a compound annual growth rate of 66.5%. On a pro forma basis for fiscal 1998, our net revenues were $130.4 million and our net income was $6.1 million.

We believe that we are well positioned to benefit from various trends within the defense industry. These trends include:

 * U.S. defense strategy has shifted in focus from its Cold War emphasis on the Soviet Union to a focus on regional conflicts such as Iraq and Bosnia and the threat of terrorist attacks. This shift has resulted in an increased emphasis on the Pentagon's ability to rapidly deploy troops and equipment to areas of conflict or concern, and a heightened focus on protecting troops against chemical and biological threats.

 * The U.S. Department of Defense has shifted its procurement policy from competition based solely on the lowest price to one of "best value." Best value includes the engineering and design capabilities of contractors, where experience, technical expertise and ability to complete a project are rewarded.

 * The U.S. defense industry has recently experienced a trend toward consolidation, initially among major companies, but increasingly among the large number of smaller prime contractors and industry subcontractors.

 * The budget for the Department of Defense has stabilized and the procurement portion of the budget has increased in recent years.

Our strategy is to further expand through a combination of internal growth and the acquisition of companies in the fragmented military ground support equipment and related markets.

Military Products. Our focus is on designing and manufacturing military ground support equipment, including equipment for chemically and biologically hardened applications. We emphasize products that can be rapidly deployed to remote locations. Our military equipment meets stringent requirements with respect to durability, reliability and portability. These requirements generally exceed standards for equipment manufactured for commercial applications. In fiscal 1998, the products we sold to the U.S. armed forces provided approximately 66.7% of our net revenues and 56.9% of our operating income, each on a pro forma basis. While our revenues usually depend upon a few major contracts, over the last five years we have provided over 40 distinct products for the Department of Defense. We classify our military products into five general categories:

 Chemical and biological defense systems

 * The Chemical and Biological Protected Shelter System, a contamination-free, environmentally-controlled mobile field medical facility;

 * The Micro-Climatic Conditioning System, an on-board air filtration system for Paladin tanks; and

 * The Sanator/M-17, a lightweight chemical and biological decontamination system.

 Environmental control systems

 * The Chemically/Biologically Hardened Air Management Plant, initially designed for use by the U.S. Air Force with chemically and biologically hardened air transportable hospitals;

 * The B-1B/B-2 and the C-5/MA-3D Flight Line Air Conditioners, which are used to cool aircraft avionics and electronics systems during pre-flight and post-flight checkouts and repairs;

 * The Field Deployable Environmental Control Unit, which is a field deployable heat pump used to cool, heat, dehumidify, filter and circulate air for portable shelters, tents and vans; and

 * Fan coil units and assemblies, air handling units, coils, product coolers and refrigeration plants for use aboard U.S. Navy ships and military sealift and U.S. Coast Guard vessels.

 Petroleum and water systems

 * Petroleum storage, distribution and refueling equipment;

 * Water storage and distribution equipment;

 * Airmobile and Semi-trailer Mounted Petroleum Test Laboratories;
   and

 * Reverse Osmosis Water Purification Units, durable, mobile water purification systems which provide safe drinking water, primarily to forces in the field.

 Containerized systems

 * Transportable and connectible containers for multi-use storage or transportation of bulk products; and

 * Refrigerated container products.

 General ground support equipment

 * The Aviation Ground Power Unit, a self-propelled, self-contained power unit that provides electrical, hydraulic and pneumatic power to aircraft on the flight line;

 * Portable field latrines, laundry, shower and shave facilities for use by forward deployed combat units; and

 * Deployable fire protection systems.

Commercial and Industrial Products. We capitalize on our naval contracting experience to provide a broad range of air handling and heat transfer equipment for commercial and industrial applications. These applications include:

 * Commercial and institutional building applications;

 * Civilian marine vessels; and

 * Pharmaceutical, semiconductor and telecommunications clean rooms.

We intend to explore opportunities to market our chemically and biologically hardened air handling equipment for commercial, industrial and civil defense uses. In fiscal 1998, commercial and industrial air conditioning and heating products provided approximately 12.5% of our net revenues and 17.3% of our operating income, each on a pro forma basis.

We have the ability to both mold and finish plastic products to high quality specifications. We operate 33 injection molding machines ranging in size from 45 to 2,200 tons of clamp pressure. We believe that our vertical integration, range of machine size and higher pressure molding capacity provide us with a competitive advantage within our geographic market. In fiscal 1998, injection molded custom and specialty plastic products provided approximately 20.8% of our net revenues and 25.8% of our operating income, each on a pro forma basis.

Our commercial and industrial operations help reduce our exposure to potential defense industry volatility and possible downturns or fluctuations in U.S. defense procurement.

                        RECENT DEVELOPMENTS

In February 1999 we completed the acquisition of the Fermont Division of Dynamics Corporation of America, a subsidiary of CTS Corporation, for approximately $10.0 million in cash subject to certain post-closing adjustments. We acquired the assets and assumed certain liabilities of Fermont. The acquisition was partially financed with our revolving line of credit. Fermont is a leading supplier of electrical generators to the Department of Defense. This acquisition broadened our product lines. We anticipate that we will realize cost savings resulting from process improvements, greater purchasing power and elimination of duplicative costs. Through the Fermont acquisition, we believe we have enhanced our position as a significant supplier to the Department of Defense. Because of the timing and size of this acquisition, Fermont is not included in any of the pro forma information in this prospectus.


                                       THE OFFERING

      Common stock offered by Engineered Support.................  2,000,000 shares<F1>
      Common stock offered by the selling stockholder............    200,000 shares<F1>
      Common stock to be outstanding after the offering..........  6,874,170 shares<F1><F2>
      Use of proceeds............................................  Repayment of indebtedness.
      Nasdaq National Market symbol..............................  EASI

------------------------
<F1>  Assumes the underwriters' over-allotment option is not exercised.
<F2>  Excludes 855,788 shares reserved for issuance under our existing stock option plans as of March 8, 1999.

                SUMMARY CONSOLIDATED HISTORICAL AND
             UNAUDITED PRO FORMA FINANCIAL INFORMATION
               (in thousands, except per share data)

The summary consolidated historical statement of income information and statement of cash flow information presented below for each of the fiscal years in the five-year period ended October 31, 1998 and the balance sheet information at October 31, 1996, 1997 and 1998 have been derived from our audited consolidated financial statements and include operations of Marlo from February 1, 1998 and of Keco from June 25, 1998. We have derived the summary consolidated historical statement of income information and statement of cash flow information presented below for each of the three-month periods ended January 31, 1998 and 1999, and the balance sheet information at January 31, 1998 and 1999, from our unaudited financial statements. We believe that the unaudited financial statements from which we derived such financial information have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position at January 31, 1998 and 1999 and results of our operations and cash flows for the three-month periods ended January 31, 1998 and 1999. Results for the three-month period ended January 31, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending October 31, 1999. We derived the summary pro forma statements of income and other information presented below from "Unaudited Consolidated Pro Forma Financial Information," appearing elsewhere in this prospectus which gives pro forma effect to the Marlo and Keco acquisitions. Such information gives effect to those acquisitions as if they were consummated on November 1, 1997. The pro forma consolidated financial information is based on assumptions that we believe are reasonable and such information is presented for comparative and informational purposes only and does not purport to represent what our actual results of operations or financial condition would have been had such transactions in fact occurred on such dates or to project our results of operations for any future period or financial condition at any future date. The following table also includes certain unaudited other information. The information presented below should be read in conjunction with "Unaudited Consolidated Pro Forma Financial Information," "Management's Discussion and Analysis of

Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of Engineered Support, Marlo and Keco appearing elsewhere in this prospectus.


                                                                                                           THREE MONTHS ENDED
                                         FISCAL YEAR ENDED OCTOBER 31,                   PRO FORMA            JANUARY 31,
                              ----------------------------------------------------   FISCAL YEAR ENDED   ----------------------
                                1994       1995       1996       1997       1998     OCTOBER 31, 1998      1998          1999
                              --------   --------   --------   --------   --------   -----------------   --------      --------
STATEMENT OF INCOME
 INFORMATION:
Net Revenues................  $ 56,619   $ 65,533   $ 81,507   $ 88,571   $ 96,973       $130,422        $ 16,238      $ 28,237
Cost of Revenues............    48,474     54,788     69,093     73,816     74,343        102,451          12,934        21,656
                              --------   --------   --------   --------   --------       --------        --------      --------
  Gross Profit..............     8,145     10,745     12,414     14,755     22,630         27,971           3,304         6,581
Selling, General and
 Administrative Expense.....     6,059      5,729      6,478      7,087     12,388         15,595           1,845         3,634
                              --------   --------   --------   --------   --------       --------        --------      --------
  Income From Operations....     2,086      5,016      5,936      7,668     10,242         12,376           1,459         2,947
Interest Expense............      (842)      (929)      (472)      (222)    (1,767)        (3,148)            (23)         (694)
Interest Income.............        13         34         38        286        293             --              96            57
Gain on Sale of Assets......        --         --         20         --        879            879              --            --
                              --------   --------   --------   --------   --------       --------        --------      --------
  Income Before Income
   Taxes....................     1,257      4,121      5,522      7,732      9,647         10,107           1,532         2,310
Income Tax Provision........       502      1,648      2,208      3,093      3,858          4,043             613           922
                              --------   --------   --------   --------   --------       --------        --------      --------
  Net Income................  $    755   $  2,473   $  3,314   $  4,639   $  5,789       $  6,064        $    919      $  1,388
                              ========   ========   ========   ========   ========       ========        ========      ========
Earnings Per Share:
  Basic.....................  $   0.15   $   0.54   $   0.72   $   0.98   $   1.21       $   1.27<F5>    $   0.19      $   0.29<F5>
  Diluted...................      0.14       0.51       0.68       0.94       1.16           1.21<F5>        0.19          0.28<F5>
Weighted Average Shares
 Outstanding:
  Basic.....................     4,984      4,553      4,593      4,753      4,785          4,785           4,762         4,852
  Diluted...................     5,300      4,896      4,880      4,955      4,991          4,991           4,967         5,032
Dividends Per Share.........        --   $  0.006   $  0.013   $  0.017   $  0.028       $  0.028        $  0.009      $  0.018

STATEMENT OF CASH FLOW
 INFORMATION:
Net Cash Provided by (Used
 in) Operations.............  $ (1,142)  $  6,611   $  3,537   $ 10,748   $  5,352                       $ (2,189)     $    316
Net Cash Provided by (Used
 in) Investing Activities...    (2,236)      (836)    (1,043)    (1,987)   (49,702)                           (73)         (399)
Net Cash Provided by (Used
 in) Financing Activities...     3,531     (5,806)    (1,465)    (1,863)    41,810                         (1,564)       (1,912)

OTHER INFORMATION:
EBITDA<F1>..................  $  4,102   $  6,911   $  7,806   $  9,566   $ 13,934       $ 16,931        $  1,924      $  3,838
Depreciation and
 Amortization...............     2,016      1,895      1,850      1,898      2,813          3,677             464           890
Capital Expenditures........     2,236        909      1,145      1,987      1,331          1,760              73           399
Backlog of Defense Orders:
  Funded Backlog<F2>........    77,856     90,385     90,722     44,114     80,801         80,801          37,219        99,309
  Government Options on
   Funded Backlog<F3>.......   153,668    100,172    153,795    155,039    319,575        319,575         151,605       286,244

                                                            AT OCTOBER 31,                                   AT JANUARY 31,
                                                    ------------------------------                       ----------------------
                                                      1996       1997       1998                           1998          1999
                                                    --------   --------   --------                       --------      --------
BALANCE SHEET INFORMATION:
Working Capital.............                        $  8,354   $ 11,560   $ 18,210                       $ 11,599      $ 18,160
Total Assets................                          34,092     37,084     92,160                         33,994        89,411
Total Debt<F4>..............                           3,746      2,141     44,709                            836        42,913
Shareholders' Equity........                          19,251     23,726     30,166                         24,385        31,637

------------------------------
<F1>  EBITDA represents earnings before interest expense, interest income, income tax provision, depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow or as a measure of liquidity. In addition, this measure of EBITDA may not be comparable to similar measures reported by other companies.
<F2>  Funded backlog represents products the government has committed by contract to purchase from us as of the end of the period indicated. See "Risk Factors--Our operating results may fluctuate and our backlog is subject to reduction and cancellation" and "Business--Defense Backlog."
<F3>  Government Options on Funded Backlog include products the government has the option to purchase under contract with us as of the end of the period indicated, including, with respect to contracts which include a maximum future amount purchasable by the government thereunder, such maximum amount, and with respect to contracts without a specified maximum amount, our estimate of the future amount we expect the government to purchase, using the government's best estimated quantity as a guide where one is specified. See "Risk Factors--Our operating results may fluctuate and our backlog is subject to reduction and cancellation," and "Business--Defense Backlog."

<F4>  Total Debt represents the sum of the current and long-term portions of term debt, and the ESOP guaranteed bank loan.
<F5>  Giving effect to the offering and the application of proceeds therefrom as if they had occurred on November 1, 1997, basic and diluted supplemental earnings per share would have been $1.05 and $1.01, respectively, for the year ended October 31, 1998, and $0.24 and $0.23, respectively, for the three months ended January 31, 1999. Such amounts reflect the reduction of interest expense of $1,032,000 for the year ended October 31, 1998 and $236,000 for the three months ended January 31, 1999, net of taxes, and the issuance of 2,000,000 shares.

                            RISK FACTORS

You should carefully consider the following factors before deciding to invest in the shares. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us that we currently consider immaterial or that are similar to those faced by other companies in our industry or business may also impair our business operations. The following risks could materially and adversely affect our business, financial condition or results of future operations. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to "Forward-Looking Statements" on page 11.

WE DEPEND ON A FEW LARGE CUSTOMERS

A substantial portion of our business is dependent on continued sales to the U.S. government and its prime contractors. Sales associated with our U.S. government defense contracts accounted for 72.6% of our net revenues in fiscal 1996, 72.7% in fiscal 1997, 60.0% in fiscal 1998 and 66.7% for pro forma 1998.

In addition, sales to Rubbermaid Incorporated accounted for approximately 10.4% of our net revenues in fiscal 1998. We do not have long-term commitments or contracts with Rubbermaid and, accordingly, there can be no assurance that such sales will continue. We expect that a small number of customers will continue to account for a significant portion of our sales for the foreseeable future. As a result, the decision of a single customer to reduce or terminate its orders with us could have a material adverse effect on our business, financial condition and results of operations. In addition, there can be no assurance that sales to our primary customers will continue or will stay at historical levels.

WE DEPEND ON GOVERNMENT CONTRACTS

A significant portion of our revenues are derived from contracts with the U.S. government and its prime contractors. Such contracts are subject to termination either upon default by us or at the convenience of the U.S. government. Termination for convenience provisions generally entitle us to recover costs incurred, settlement expenses and profit on work completed prior to termination. These contracts are also conditioned upon Congress appropriating funds. Congress usually appropriates funds for a given program on a government fiscal year basis even though contract performance may take more than one year. Consequently, at the outset of a major program, the contract is usually only partially funded. Additional funds are committed to the contract as Congress authorizes funds each year. Termination of, or elimination of, appropriations for one or more of our significant government contracts could have a material adverse effect on our business, financial condition and results of operations. We also face other risks, including possible suspension or debarment from bidding on government contracts if we are found to have violated government contracting regulations.

WE FACE RISKS INVOLVING FIXED PRICE CONTRACTS

Substantially all of our Department of Defense contract revenues are derived from long term, fixed price contracts. Such contracts provide for a predetermined fixed price regardless of the costs incurred. We have experienced cost overruns on such contracts in the past. Any future cost overruns on government fixed price contracts could result in losses on such contracts.

OUR OPERATING RESULTS MAY FLUCTUATE AND OUR BACKLOG IS SUBJECT TO
REDUCTION AND CANCELLATION

Our results of operations have fluctuated in the past and may continue to fluctuate in the future as a result of a number of factors, many of which are beyond our control. These factors include:

 * The termination of a key government contract as the result of a reduction or cancellation of funding;

 * The size and timing of new contract awards to replace completed or expired contracts;

 * Our ability to design and produce new products meeting the specifications of our customers;

 * Increased competition from existing competitors and new entrants to the market; and

 * Changes in Department of Defense policies and budgetary priorities.

A substantial portion of our business has been and is expected to continue to be derived from a limited number of contracts. Our failure to replace one or more significant defense contracts upon expiration or termination could have a material adverse effect upon our business, financial condition and results of operations.

We record our defense backlog as either funded backlog or government options on funded backlog. Our funded backlog as of January 31, 1999 was approximately $99.3 million. Our funded backlog is subject to fluctuations and is not necessarily indicative of future sales. Funded backlog represents products the government has committed by contract to purchase from us. Government options include products the government has the option to purchase under contract with us. With respect to contracts which include a maximum future amount purchasable by the government thereunder, our government option amount includes such maximum amount. With respect to contracts without a specified maximum amount, our government option amount includes an estimate of the future amount we expect the government to purchase, using the government's best estimated quantity as a guide where one is specified. There are no commitments by the government to purchase products included in government options and there can be no assurance that any or all of such amounts will result in revenues for us. Moreover, cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce our funded backlog and, consequently, future revenues. Our failure to replace canceled or reduced backlog, whether funded backlog or government options, or to convert a significant portion of government options to funded backlog, could result in lower revenues.

WE FACE RISKS OF REDUCTIONS OR CHANGES IN MILITARY EXPENDITURES

Our primary customers are agencies of the Department of Defense. Sales under contracts, directly or indirectly, with the Department of Defense represented approximately 66.7% of our fiscal 1998 net revenues on a pro forma basis. We expect to continue to derive a substantial portion of our net revenues from direct and indirect sales to the Department of Defense. The U.S. defense budget declined in real terms from 1985 through 1998. This resulted in delays in new program starts, delays in existing programs and program cancellations. A significant decline in U.S. military expenditures on ground support equipment could have a material adverse effect upon our ability to generate revenues.

WE FACE CHALLENGES IMPLEMENTING OUR ACQUISITION STRATEGY

Finding, consummating and successfully integrating acquisitions is an important component of our growth strategy. Our continued ability to grow by acquisition is dependent upon the availability of acquisition candidates at reasonable prices, limitations in our then existing loan agreements and our ability to obtain additional acquisition financing on acceptable terms. We experience competition in making acquisitions from larger companies with significantly greater resources. Implementation of our acquisition strategy may depend upon our ability to attract and retain qualified management personnel to oversee our expanded operations resulting from future acquisitions. We may need to use significant amounts of cash, issue additional equity securities, incur debt and amortize expenses related to goodwill and other intangibles in connection with future acquisitions, each of which could have a material adverse effect on our business, financial condition and results of operations. In addition, acquisitions involve numerous other risks, including:

 * Difficulties in assimilating and integrating the operations, technologies, and products acquired;

 * The diversion of management's attention from other business concerns;

 * The risks of entering markets in which we have limited or no prior experience; and

 * The potential loss of key employees.

Further, there can be no assurance that our management will be able to maintain or enhance the profitability of any acquired business or consolidate its operations to achieve cost savings.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE

The markets for our products are highly competitive. In all phases of our operations, we compete on both performance and price with companies, some of which are considerably larger, more diversified and have greater financial resources and sales than we do. We may not be able to effectively compete in our product markets in the future, and we may encounter increased competition in the future. Any of such occurrences could have a material adverse effect on us.

WE FACE POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES

We must comply with a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used in the manufacture of our products. If we fail to comply with current or future regulations we could be subject to substantial fines, suspension of production, alteration of our manufacturing processes or cessation of operations.

WE ARE DEPENDENT ON KEY PERSONNEL

We are dependent on the services of our senior management, the loss of certain members of which could adversely affect us. Although we have employment agreements with certain of our senior officers, the services of these individuals or any other members of operating or senior management may not continue to be available to us.

WE FACE RISKS CONCERNING YEAR 2000 ISSUES

We are dependent on our software programs and operating systems for internal operations and for processing product orders with our customers and suppliers. We have made a preliminary determination that we will not incur significant costs to make our software programs and operating systems Year 2000 compliant and we expect to be fully compliant in the third calendar quarter of 1999; however, we currently are unable to determine the magnitude of any Year 2000 problems that may exist in the software programs and operating systems of our customers and suppliers, or the impact that any such problems could have on the sales made to such customers or goods and services provided by such suppliers. The occurrence of Year 2000 related failures in the software programs and operating systems of any of our significant customers or suppliers could have a material adverse effect on our business, financial condition and results of operations in subsequent periods. We derive approximately 75% of our revenues directly or indirectly from the Department of Defense or other government agencies. According to published reports, which we have not verified, the government may not be fully Year 2000 compliant on a timely basis and any such noncompliance could have a material adverse effect on our business, financial condition and results of operations in subsequent periods, especially if it results in delays in payments due to us. Year 2000 issues are more fully discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operation."

WE HAVE ANTI-TAKEOVER PROVISIONS

Our Articles of Incorporation and the General and Business Corporation Law of Missouri contain provisions that reduce the probability of a change of control or acquisition of Engineered Support. Our By-Laws provide for a classified board of directors. We are subject to the business combination provisions of Missouri corporate law which allow our board of directors to retain discretion over the approval of certain business combinations and may prohibit a business combination between us and a stockholder holding 20% or more of our outstanding voting stock. Another provision permits our board of directors to consider the interests of non-stockholder constituencies in connection with acquisition proposals. These provisions may make it more difficult for a change in control of Engineered Support to occur. In addition, Missouri corporate law denies an acquiror voting rights with respect to any shares of voting stock which increase its equity ownership to more than specified thresholds. These provisions may have the effect of delaying, deterring or preventing certain potential acquisitions or a change of control of us. See "Description of Common Stock."

                     FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following:

 * Use of proceeds of this offering;

 * Projected capital expenditures;

 * The impact of Year 2000 on our vendors' and customers' information systems;

 * Funded backlog and the portion expected to be recognized as revenues in fiscal 1999;

 * Government options on funded backlog; and

 * Strategy.

These statements may be found under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "--Year 2000" and "Business." Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

 * Our backlog is subject to reduction and cancellation and all or a portion of our government options backlog may never be realized;

 * Our estimate of the amount of funded backlog which we expect to recognize as revenues in fiscal 1999 may be wrong;

 * Our estimate of future capital expenditures may be wrong; and

 * Our ability to achieve and integrate acquisitions.

You should also consider carefully the statements under "Risk
Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                   COMMON STOCK MARKET PRICE DATA

Our common stock is traded on the Nasdaq National Market under the symbol "EASI." The following table sets forth, for the periods indicated, (i) the high and low closing sale prices of our common stock, as reported by the Nasdaq National Market, and (ii) dividends paid on the common stock. All figures before June 26, 1998 have been adjusted to reflect the 3-for-2 split of the common stock effected on June 26, 1998.


                                                                                          DIVIDENDS
                                                                       HIGH         LOW   PER SHARE
                                                                      ------       ------ ---------
      Fiscal 1997
      -----------
        First Quarter.............................................    $10.33       $ 6.42  $0.008
        Second Quarter............................................      9.83         7.09      --
        Third Quarter.............................................     13.33         7.33   0.009
        Fourth Quarter............................................     19.33        11.33      --

      Fiscal 1998
      -----------
        First Quarter.............................................     16.00         9.67   0.009
        Second Quarter............................................     16.75        10.46      --
        Third Quarter.............................................     20.83        15.83   0.018
        Fourth Quarter............................................     18.50        13.25      --

      Fiscal 1999
      -----------
        First Quarter.............................................     17.63        14.25   0.018
        Second Quarter (through April 19, 1999)....................    17.44        13.44      --

On April 19, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $14.0625 per share. As of March 23, 1999, there were approximately 480 holders of record of our common stock.

                          USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $25.5 million. We will not receive any proceeds if the underwriters fully exercise the over-allotment option. "Net proceeds" is what we expect to receive after paying the underwriting discount and other expenses of the offering. We will not receive any proceeds from the sale of shares by the selling stockholder.


We will use all of the net proceeds to repay a portion of the $40.9 million term loan outstanding under the $55.0 million Restated and Amended Credit Agreement dated as of March 17, 1998 between Engineered Support and NationsBank, N.A. as Agent for several lenders (the "Credit Agreement"). The interest rate on the term loan is calculated, at our option, at either LIBOR plus an applicable margin or at the prime rate less 0.5%. The margin applicable to LIBOR varies from 0.5% to 1.5% based upon our ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization (leverage ratio). The term loan bore interest at a rate of 6.30938% per annum on January 31, 1999, is payable in monthly installments of principal and periodic installments of interest, and matures on May 1, 2003. Proceeds from the term loan were used to finance a portion of the Marlo and Keco acquisitions.

                          DIVIDEND POLICY

We first paid a dividend on the common stock in fiscal 1995 and it is the objective of our board of directors to continue to pay dividends. The continuation of dividend payments, however, will be at the discretion of our board of directors and will be dependent upon our earnings, financial condition, and cash requirements and any other factors deemed relevant by the board of directors, as well as any applicable restrictions contained in our then existing credit agreements.

                           CAPITALIZATION

The following table shows:

 * The capitalization of Engineered Support on January 31, 1999.


 * The capitalization of Engineered Support on January 31, 1999, assuming the completion of the offering and the use of the net proceeds as described under "Use of Proceeds."

                                                                              JANUARY 31, 1999
                                                                     -----------------------------------
                                                                     HISTORICAL              AS ADJUSTED
                                                                     ----------              -----------
                                                              ($ in thousands, except share and per share data)
      Current portion of long-term debt..........................     $ 7,454                  $ 7,454
                                                                      =======                  =======
      Long-term debt, less current portion.......................     $34,770                  $ 9,224
      ESOP guaranteed bank loan..................................         689                      689
                                                                      -------                  -------
          Total long-term debt...................................      35,459                    9,913
                                                                      -------                  -------
      Stockholders' equity:
        Common stock; $0.01 par value, 10,000,000 shares
         authorized, 5,490,604 shares issued (7,490,604 shares as
         adjusted for the offering)..............................          55                       75
        Additional paid-in capital...............................      11,230                   36,756
        Retained earnings........................................      24,984                   24,984
        Treasury stock at cost, 629,684 shares...................      (3,943)                  (3,943)
        ESOP guaranteed bank loan................................        (689)                    (689)
                                                                      -------                  -------
          Total stockholders' equity.............................      31,637                   57,183
                                                                      -------                  -------
              Total capitalization...............................     $67,096                  $67,096
                                                                      =======                  =======

            SELECTED CONSOLIDATED FINANCIAL INFORMATION
               (in thousands, except per share data)

This section presents our selected historical financial information. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected information in this section is not intended to replace the financial statements.

We derived the selected consolidated statement of income information presented below for each of the fiscal years in the five-year period ended October 31, 1998 and the balance sheet data at October 31, 1994, 1995, 1996, 1997 and 1998 from our audited consolidated financial statements. This information includes operations of Marlo from February 1, 1998 and of Keco from June 25, 1998. We derived the selected consolidated statement of income information for the three-month periods ended January 31, 1998 and 1999, and the balance sheet data at January 31, 1998 and 1999 from our unaudited financial statements. We believe that the unaudited financial statements from which we derived such financial information have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position at January 31, 1998 and 1999 and our results of operations for the three-month periods ended January 31, 1998 and 1999. Results for the three-month period ended January 31, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending October 31, 1999.

                                                                                                          THREE MONTHS ENDED
                                                   FISCAL YEAR ENDED OCTOBER 31,                              JANUARY 31,
                                    -----------------------------------------------------------         -----------------------
                                     1994         1995         1996         1997         1998            1998            1999
                                    -------      -------      -------      -------      -------         -------         -------
      STATEMENT OF INCOME
       INFORMATION:
      Net Revenues..............    $56,619      $65,533      $81,507      $88,571      $96,973         $16,238         $28,237
      Cost of Revenues..........     48,474       54,788       69,093       73,816       74,343          12,934          21,656
                                    -------      -------      -------      -------      -------         -------         -------
          Gross Profit..........      8,145       10,745       12,414       14,755       22,630           3,304           6,581
      Selling, General and
       Administrative Expense...      6,059        5,729        6,478        7,087       12,388           1,845           3,634
                                    -------      -------      -------      -------      -------         -------         -------
        Income From
         Operations.............      2,086        5,016        5,936        7,668       10,242           1,459           2,947
      Interest Expense..........       (842)        (929)        (472)        (222)      (1,767)            (23)           (694)
      Interest Income...........         13           34           38          286          293              96              57
      Gain on Sale of Assets....         --           --           20           --          879              --              --
                                    -------      -------      -------      -------      -------         -------         -------
        Income Before Income
         Taxes..................      1,257        4,121        5,522        7,732        9,647           1,532           2,310
      Income Tax Provision......        502        1,648        2,208        3,093        3,858             613             922
                                    -------      -------      -------      -------      -------         -------         -------
            Net Income..........    $   755      $ 2,473      $ 3,314      $ 4,639      $ 5,789         $   919         $ 1,388
                                    =======      =======      =======      =======      =======         =======         =======
      Earnings Per Share:
        Basic...................    $  0.15      $  0.54      $  0.72      $  0.98      $  1.21         $  0.19         $  0.29
        Diluted.................       0.14         0.51         0.68         0.94         1.16            0.19            0.28
      Weighted Average Shares
       Outstanding:
        Basic...................      4,984        4,553        4,593        4,753        4,785           4,762           4,852

        Diluted.................      5,300        4,896        4,880        4,955        4,991           4,967           5,032

                                                          AT OCTOBER 31,                                    AT JANUARY 31,
                                    -----------------------------------------------------------         -----------------------
                                     1994         1995         1996         1997         1998            1998            1999
                                    -------      -------      -------      -------      -------         -------         -------
      BALANCE SHEET INFORMATION:
      Working Capital...........    $ 3,120      $ 4,700      $ 8,354      $11,560      $18,210         $11,599         $18,160
      Total Assets..............     34,386       33,792       34,092       37,084       92,160          33,994          89,411
      Total Debt................      6,008        4,751        3,746        2,141       44,709             836          42,913
      Shareholders' Equity......     13,330       15,217       19,251       23,726       30,166          24,385          31,637

       UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
               (in thousands, except per share data)

The unaudited consolidated pro forma statement of income information presented below for the fiscal year ended October 31, 1998 gives pro forma effect to the Marlo and Keco acquisitions as if each of such transactions were consummated on November 1, 1997. The pro forma statement of income information for the year ended October 31, 1998 includes our audited results of operations for the year ended October 31, 1998, Marlo's unaudited results of operations for the three months ended January 31, 1998, as well as Keco's unaudited results of operations for the eight months ended June 24, 1998. The consolidated pro forma statement of income information is based on assumptions that we believe are reasonable and such information is presented for comparative and informational purposes only. The pro forma financial information does not purport to represent what our results of operations would actually have been had such transactions occurred on November 1, 1997 or to project our results of operations for any future period or financial condition at any future date. The pro forma financial information presented below should be read in conjunction with the consolidated financial statements of Engineered Support, Marlo and Keco and the notes thereto, "Summary Consolidated Historical and Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.


                                         FISCAL YEAR ENDED OCTOBER 31, 1998
                                         ----------------------------------

                                                                                               ACQUISITION
                                                 COMPANY         MARLO             KECO        ADJUSTMENTS      PRO FORMA
                                                 -------         ------           -------      -----------      ---------
      STATEMENT OF INCOME INFORMATION:
      Net Revenues.........................      $96,973         $6,708           $26,741             --        $130,422
      Cost of Revenues.....................       74,343          4,679            23,341        $    88 <F1>    102,451
                                                 -------         ------           -------        -------        --------
        Gross Profit.......................       22,630          2,029             3,400            (88)         27,971
      Selling, General and Administrative
      Expense..............................       12,388          1,294             1,491            422 <F2>     15,595
                                                 -------         ------           -------        -------        --------
        Income From Operations.............       10,242            735             1,909           (510)         12,376
      Interest Expense.....................       (1,767)           (18)              (46)        (1,317)<F3>     (3,148)
      Interest Income......................          293              2                43           (338)<F3>         --
      Gain on Sale of Assets...............          879             --                --             --             879
                                                 -------         ------           -------        -------        --------
        Income Before Income Taxes.........        9,647            719             1,906         (2,165)         10,107
      Income Tax Provision.................        3,858             --                --            185 <F4>      4,043
                                                 -------         ------           -------        -------        --------
        Net Income.........................      $ 5,789         $  719           $ 1,906        $(2,350)       $  6,064
                                                 =======         ======           =======        =======        ========
      Earnings Per Share:
        Basic..............................      $  1.21                                                        $   1.27<F5>
        Diluted............................         1.16                                                            1.21<F5>
      Weighted Average Shares Outstanding:
        Basic..............................        4,785                                                           4,785
        Diluted............................        4,991                                                           4,991

---------------------------
<F1>  Reflects additional depreciation expense related to the write-up of property, plant and equipment of Marlo and Keco used in the manufacturing process to fair market value using our historical depreciation policy.
<F2>  Reflects adjustments related to amortization of goodwill and of additional depreciation expense resulting from the write-up of plant, property and equipment of Marlo and Keco to fair market value as stated below.

                                                                 YEAR ENDED
                                                              OCTOBER 31, 1998
                                                              ----------------
      Marlo goodwill expenses (25-year life)................       $  171
      Keco goodwill expenses (25-year life).................          197
      Additional depreciation expense included within
      selling, general and
        administrative expense..............................           14
      Other adjustments.....................................           40
                                                                   ------
                                                                   $  422
                                                                   ======

                                 14

<F3>  Reflects adjustments to interest expense as follows:

      Interest expense at 6.89% on acquisition debt of $45.0
        million.............................................       $1,317
      Interest income not earned at 5.69% on cash portion of
        purchase price......................................          338
                                                                   ------
                                                                   $1,655
                                                                   ======

<F4>  Reflects the impact on income tax expense of (1) the increase in depreciation expense, goodwill amortization and interest expense, and (2)
      an adjustment to reflect an income tax provision for Marlo and Keco
      (which prior to being acquired filed as S corporations) as if filing as C corporations with Engineered Support. An effective tax rate of 40% was used to calculate these adjustments.
<F5>  Giving effect to the offering and the application of proceeds therefrom as if they had occurred on November 1, 1997, basic and diluted supplemental earnings per share would have been $1.05 and $1.01, respectively, for the year ended October 31, 1998. Such amounts reflect the reduction of interest expense of $1,032,000, net of taxes, and the issuance of
      2,000,000 shares.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the financial statements and other financial information included in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to "Forward-Looking Statements" on page 11.

OVERVIEW

We are a leading designer and manufacturer of military ground support equipment, including chemically and biologically hardened systems, and related products for the United States armed forces. We also manufacture specialized commercial and industrial air handling equipment, as well as injection molded specialty and custom plastic products. During 1998, we completed the Marlo acquisition and the Keco acquisition, both of which have enhanced our position as a significant supplier of ground support equipment to the Department of Defense, and further broadened our product offerings to the Department of Defense in general and, through Marlo, to the U.S. Navy in particular. In February 1999, we completed the Fermont acquisition which further enhanced our position as a significant supplier to the Department of Defense and broadened our product lines.

In fiscal 1998, products sold directly and indirectly to the Department of Defense provided approximately 66.7% of our net revenues and 56.9% of our operating income on a pro forma basis. Commercial and industrial air conditioning and heating products provided approximately 12.5% of our net revenues and 17.3% of our operating income on a pro forma basis in fiscal 1998 and injection molded plastic products contributed approximate 20.8% of our net revenues and 25.8% of our operating income on a pro forma basis in fiscal 1998. Revenues from long-term contracts with the Department of Defense (other than those derived from the business acquired in the Marlo acquisition) are recognized under the percentage of completion method and include a percentage of the earnings that are expected to be realized on the contract. Revenue is recognized by the business acquired in the Marlo acquisition and on sales of injection molded plastic products when products are shipped.

The following table sets forth, for the periods indicated, selected statement of operations data as a percentage of net revenues.

                                                                                           THREE MONTHS ENDED
                                                      YEAR ENDED OCTOBER 31,                   JANUARY 31,
                                                 ---------------------------------         -------------------
                                                 1996          1997          1998          1998          1999
                                                 -----         -----         -----         -----         -----
      Net Revenues.............................  100.0%        100.0%        100.0%        100.0%        100.0%
      Cost of Revenues.........................   84.8          83.3          76.7          79.7          76.7
                                                 -----         -----         -----         -----         -----
        Gross Profit...........................   15.2          16.7          23.3          20.3          23.3
      Selling, General and Administrative
       Expense.................................    7.9           8.0          12.8          11.4          12.9
                                                 -----         -----         -----         -----         -----
        Income From Operations.................    7.3           8.7          10.5           8.9          10.4
      Interest Expense.........................   (0.6)         (0.3)         (1.8)         (0.1)         (2.4)
      Interest Income..........................    0.1           0.3           0.3           0.6           0.2
      Gain on Sale of Assets...................    0.0           0.0           0.9           0.0           0.0
                                                 -----         -----         -----         -----         -----
        Income Before Income Taxes.............    6.8           8.7           9.9           9.4           8.2
      Income Tax Provision.....................    2.7           3.5           3.9           3.7           3.3
                                                 -----         -----         -----         -----         -----
        Net Income.............................    4.1%          5.2%          6.0%          5.7%          4.9%
                                                 =====         =====         =====         =====         =====

RESULTS OF OPERATIONS

THREE MONTHS ENDED JANUARY 31, 1999 COMPARED TO THE THREE MONTHS
ENDED JANUARY 31, 1998

Net Revenues. Net revenues increased 73.9% in the first quarter of fiscal 1999 to $28.2 million from $16.2 million in the first quarter of fiscal 1998. Net revenues from military support and related industrial/commercial equipment increased by $10.9 million to $22.3 million in the first quarter of fiscal 1999 from $11.4 million in the first quarter of fiscal 1998. This increase was due to an additional $14.8 million of net revenues generated by businesses acquired in 1998. This increase was partially offset by a decrease of $3.9 million in net revenues due primarily to the completion or near completion of several significant Department of Defense contracts, including those for Aviation Ground Power Units ("AGPU") and C-5/MA-3D Flight Line
Air Conditioners. Net revenues from sales of custom molded plastic products increased $1.1 million to $5.9 million in the first quarter of fiscal 1999 from $4.8 million in the first quarter of fiscal
1998.

Gross Profit. Gross profit for the first quarter of fiscal 1999 increased 99.2% to $6.6 million (23.3% of net revenues) from $3.3 million (20.3% of net revenues) in the prior year. The increase in gross profit was a result of the businesses acquired in fiscal 1998, net of a decrease in gross profit on our historical military support business resulting from a significant decrease in net revenues. The increase in gross margins was a result of higher margins in our historical military support operations due to a more profitable mix of contracts and of the addition of Marlo Coil, which generated gross margins above those provided by our historical operations.

Selling, General and Administrative Expense. Selling, general and administrative expense increased by $1.8 million to $3.6 million (12.9% of net revenues) for the quarter ended January 31, 1999 from $1.8 million (11.4% of net revenues) for the first quarter of fiscal 1998. These increases were due to the addition of selling, general and administrative expense generated by the acquired businesses, including additional goodwill amortization of $0.3 million.

Interest Expense and Interest Income. Interest expense increased by $0.7 million to $0.7 million for the quarter ended January 31, 1999 as compared to the prior year as a result of debt incurred in conjunction with acquisitions. Interest income was $0.1 million in the first quarter of both fiscal 1999 and fiscal 1998.

Income Tax Provision. The effective income tax rate was 39.9% for the quarter ended January 31, 1999 and 40.0% for the quarter ended January 31, 1998.

Net Income. As a result of the foregoing, our net income increased by 51.1% to $1.4 million (4.9% of net revenues) for the quarter ended January 31, 1999 from $0.9 million (5.7% of net revenues) for the first quarter of fiscal 1998.

FISCAL 1998 COMPARED TO FISCAL 1997

Net Revenues. Net revenues increased 9.5% in fiscal 1998 to $97.0 million from $88.6 million in fiscal 1997. Net revenues from military support and related industrial/commercial equipment increased by $5.5 million in fiscal 1998 to $69.9 million from $64.4 million in fiscal 1997. This increase was due to an additional $36.5 million of net revenues generated by businesses acquired in fiscal 1998. This increase was partially offset by a decrease of $31.0 million in net revenues due to the completion or near completion of several significant Department of Defense contracts, including those for C-5/MA-3D Flight Line Air Conditioners, Aviation Ground Power Units, Revetment Kits and Harvest Falcon Water Distribution Systems. Although several major contracts, primarily the Chemical and Biological Protected Shelter System ("CBPSS"), the Chemically/ Biologically Hardened Air Management Plant ("CHAMP") and the
Field Deployable Environmental Control Unit ("FDECU"), underwent significant development efforts during fiscal 1998, substantial revenues derived from the production phase of the contracts will not begin until fiscal 1999. Net revenues from sales of custom molded plastic products increased $2.9 million to $27.1 million in fiscal 1998 from $24.2 million in fiscal 1997.

Gross Profit. Gross profit for fiscal 1998 increased 53.4% to $22.6 million (23.3% of net revenues) from $14.8 million (16.7% of net revenues) in fiscal 1997. The increase in gross profit was a result of higher net

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revenues and gross margins at our specialty plastic operations, as well as the addition of gross profit from the businesses acquired in fiscal 1998, net of a decrease in gross profit on our historical military support business resulting from a significant decrease in net revenues. The increase in gross margins was a result of higher margins within our historical operations due to a more profitable mix of contracts and products, and of the addition of Marlo Coil which generated gross margins above those provided by our historical operations.

Selling, general and administrative expense. Selling, general and administrative expense increased by $5.3 million to $12.4 million (12.8% of net revenues) in fiscal 1998 from $7.1 million (8.0% of net revenues) in fiscal 1997. This increase was due to the addition of selling, general and administrative expense generated by the businesses acquired in fiscal 1998, including additional goodwill amortization of $0.6 million.

Interest Expense and Interest Income. Interest expense increased by $1.5 million to $1.8 million in fiscal 1998 as a result of term debt incurred in conjunction with acquisitions. Interest income was $0.3 million in both fiscal 1998 and fiscal 1997.

Gain on Sale of Assets. In fiscal 1998, we realized a $0.9 million gain primarily related to the sale of a facility previously leased to an unrelated third party. Proceeds from the sale of all property, plant and equipment totaled $2.6 million.

Income Tax Provision. The effective income tax rate for fiscal 1998 and fiscal 1997 was 40.0% resulting in total tax expense of $3.9 million in fiscal 1998 and $3.1 million in fiscal 1997.

Net Income. As a result of the foregoing, the net income of Engineered Support increased 24.8% to $5.8 million (6.0% of net revenues) in fiscal 1998 from $4.6 million (5.2% of net revenues) in fiscal 1997.

FISCAL 1997 COMPARED TO FISCAL 1996

Net Revenues. Net revenues for fiscal 1997 increased by 8.7% to $88.6 million from $81.5 million for fiscal 1996. Net revenues from military support equipment increased by $5.2 million to $64.4 million for fiscal 1997 from $59.2 million for fiscal 1996, primarily as a result of higher revenues generated from the AGPU contract. Net revenues from sales of custom molded plastic products increased by $1.9 million to $24.2 million for fiscal 1997 from $22.3 million for fiscal 1996. The increase from sales of custom molded plastic products was achieved in spite of reduced shipments of houseware products in the fourth quarter of fiscal 1997 resulting from reduced orders from our largest custom molded plastics customer.

Gross Profit. Gross profit for fiscal 1997 increased by 18.9% to $14.8 million (16.7% of net revenues) from $12.4 million (15.2% of net revenues) for fiscal 1996. These increases were due to significantly higher margins from sales of custom molded plastic products resulting primarily from increased capacity utilization.

Selling, general and administrative expense. Selling, general and administrative expense increased by $0.6 million to $7.1 million (8.0% of net revenues) for fiscal 1997 from $6.5 million (7.9% of net revenues) for fiscal 1996. This increase was consistent with the growth in our net revenues.

Interest Expense and Interest Income. Because of strong operational cash flow in 1997, total debt (excluding the ESOP guaranteed bank loan) decreased from $2.7 million at October 31, 1996 to $1.3 million at October 31, 1997 and cash and cash equivalents increased from $1.4 million at October 31, 1996 to $8.3 million at October 31, 1997. As a result, interest expense decreased $0.3 million and interest income increased $0.2 million in 1997.

Income Tax Provision. The effective income tax rate for fiscal 1997 and fiscal 1996 was 40.0%, which resulted in total tax expense of $3.1 million in fiscal 1997 and $2.2 million in fiscal 1996.

Net Income. As a result of the foregoing, our net income increased by 40.0% to $4.6 million (5.2% of net revenues) for fiscal 1997 from $3.3 million (4.1% of net revenues) for fiscal 1996.

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LIQUIDITY AND CAPITAL RESOURCES

In March 1998, we restated and amended our Credit Agreement to provide a $45.0 million term loan to finance the Marlo and Keco acquisitions and to provide a $10.0 million revolving credit facility. Principal payments on the term loan began September 1, 1998, with the final payment due May 1, 2003. We may choose an interest rate calculated at either LIBOR plus an applicable margin or at the prime rate less 0.5%. The margin applicable to LIBOR varies from 0.5% to 1.5% depending upon our ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization (leverage ratio). At January 31, 1999, the effective interest rate under the Credit Agreement was 6.30938% and we had $10.0 million of availability under the revolving credit facility, which bears interest at the same rate as our term loan and carries a commitment fee of 0.125% of the unused portion. In February 1999 we completed the Fermont acquisition for approximately $10.0 million in cash, subject to certain post-closing adjustments. Approximately $5.7 million of the Fermont purchase price was initially financed under the revolving credit facility, which borrowing we anticipate will be reduced with available cash flow from operations.

The Credit Agreement contains certain covenants including, among others, maintaining a tangible net worth of at least $23.7 million plus 50% of quarterly net income after April 30, 1998, and maintaining a leverage ratio no greater than 3.5 to 1 through October 31, 1999, no greater than 3.0 to 1 from October 31, 1999 to October 31, 2000 and no greater than 2.5 to 1 subsequent to October 31, 2000. Pursuant to the terms of the Credit Agreement, we are subject to various other financial and operating covenants and maintenance criteria, including restrictions on our ability to incur additional indebtedness, make capital expenditures, create liens, dispose of material assets and enter into merger transactions and lease agreements, and requirements to maintain certain levels of consolidated cash flows and maintain fixed charge coverage and consolidated current ratios. Although we are currently in compliance with all covenants contained in the Credit Agreement, a failure to comply with any of these covenants would constitute a default which, if not timely corrected or waived, could result in an acceleration of the maturity of certain of our debt obligations.

Proceeds of this offering will be applied to repayment of a portion of the $45.0 million term loan. The $10.0 million revolving line of credit will remain available in order to fund ongoing working capital needs. While our ability to refinance our indebtedness or secure additional credit in order to support both ongoing operations and future acquisitions will depend on a number of factors, some of which are beyond our control, we believe we will be able to obtain sufficient additional financing to pursue our acquisition strategy. We believe that our $10.0 million revolving line of credit, together with our cash flow from operations, will provide sufficient capital to fund operations and meet anticipated capital spending needs. However, there can be no assurance that we will continue to generate cash flow at or above current levels. Additionally, we believe that the strength of our post-offering balance sheet will be adequate to support future borrowings.

During fiscal 1998 and the three months ended January 31, 1999, we spent $0.8 million and $0.1 million, respectively, repurchasing stock in the open market. The stock repurchases were funded out of cash flow. We have discontinued the stock repurchases at this time.

Our primary sources of short-term financing are from cost reimbursements under contracts with the U.S. government via receipt of progress payments, billings for delivered products and bank borrowings under our $10.0 million revolving line of credit. On January 31, 1999, our working capital and ratio of current assets to current liabilities were $18.2 million and 1.92 to 1.

Our working capital needs are generally funded through cash flow from operations and our revolving line of credit. In the first three months of fiscal 1999, we generated $0.3 million in cash flow from operations compared to $5.4 million in fiscal 1998. Such cash flow was used to fund investment in property, plant and equipment. In fiscal 1999, we anticipate additional capital expenditures should not exceed $2.0 million.

We believe that our cash flow from operations together with our revolving line of credit will be sufficient to fund our working capital needs and capital expenditures for the foreseeable future.

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BUSINESS AND MARKET CONCENTRATION

Approximately 66% of our consolidated net revenues for the three months ended January 31, 1999 were directly or indirectly derived from orders by the Department of Defense. As of January 31, 1999, our funded backlog totaled $99.3 million, with related government options of an additional $286.2 million.

INFLATION

Substantially all of our contracts with the Department of Defense are at fixed prices and inflation can affect the ultimate profit to be realized on such contracts. Some of these contracts have price adjustment provisions that limit the impact of inflation on profits. In addition, our volume purchasing and forward purchasing policies serve to limit our exposure to inflation. We consider potential inflation in preparation of contract proposals and bids. Because of these factors, management does not believe that inflation has had, or that anticipated inflation will have, a significant effect on our operations.

YEAR 2000

The Year 2000 issue refers to the inability of a date-sensitive computer program to recognize a two-digit date field designated "00" as the year 2000. Mistaking "00" for 1900 could result in a system failure or miscalculations causing disruptions to operations, including manufacturing, a temporary inability to process transactions, send invoices, or engage in other normal business activities. This is a significant issue for many companies, with far reaching implications, some of which cannot be anticipated or predicted with any degree of certainty.

We are dependent upon computer hardware and software for internal operations and for processing product orders with our customers and suppliers. We rely on computerized systems for nearly every component of our business operations including: production scheduling and control; purchasing and receiving; inventory control; sales orders and invoicing; accounting (including accounts payable, accounts receivable, general ledger and payroll); engineering; quality control and inspection; word processing; and, in some cases, product testing.

We have developed and are implementing a plan to address Year 2000 issues which may impact our business. This plan includes: (a) surveys of information technology systems, non-information technology or non-IT systems and product categories; (b) assessment of required replacement or other Year 2000 remediation; (c) implementation and subsequent testing of systems for Year 2000 compliance; and (d) review of material suppliers' and customers' Year 2000 status or impact on our ability to avoid business interruption.

We have completed Year 2000 compliance testing on substantially all of our information technology systems and expect to have such testing completed by September 30, 1999. Such testing to date has not revealed any material noncompliance. We are in the processing of upgrading or replacing those systems we believe may be noncompliant and expect to have such work completed by September 30, 1999.

With respect to non-IT systems such as security/alarm, fire control and telephone systems, we have surveyed and evaluted these systems for Year 2000 problems. In some instances, this evaluation has included communications with the original manufacturers or suppliers for representations regarding the equipment. We believe that the majority of these non-IT systems do not function on date-sensitive software or hardware. We therefore do not anticipate that Year 2000 poses a significant risk to non-IT systems.

We do not generally manufacture products which contain date-sensitive computerized components other than control units for some air handling units manufactured by Marlo. We obtain these control units from third-party suppliers and test them for Year 2000 compliance at the time of installation. Accordingly, we do not anticipate significant Year 2000 risks associated with our products.

We may be affected by the Year 2000 readiness of our major suppliers and customers, over which we have no direct control. We believe that there is no single supplier which is critical to our business as a whole or which could cause a significant disruption in our production (although some of our business

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could be affected if a particular supplier on a particular contract were to fail to perform due to a Year 2000 failure within that supplier's business at a critical time). We have contacted some of our significant suppliers with Year 2000 surveys designed to assess supplier Year 2000 readiness. Of the suppliers responding, a significant number have indicated that they consider themselves Year 2000 compliant. We anticipate reviewing Year 2000 compliance of selected other major suppliers by September 30, 1999 and may replace any such selected suppliers who have failed to respond to surveys or who cannot provide reasonable Year 2000 assurances.

Approximately 75% of our revenue comes from the Department of Defense. Year 2000 compliance by government agencies is difficult to assess. However, according to published reports, which we have not verified, the government may not be fully Year 2000 compliant on a timely basis. A disruption in the day-to-day functions of the Department of Defense or other government agencies (and more particularly, a disruption in the ability to pay accounts payable) could have a material adverse impact on our business.

We expect to spend a total of approximately $300,000 on Year 2000 compliance, of which amount approximately $100,000 had been expended through January 31, 1999.

In addition to the risks identified in the foregoing discussion, we face material risks that (i) automated business functions could falter due to undetected or unaddressed Year 2000 issues which, for instance, could increase cost of operations and cause delays in product shipment, and (ii) interruption in utilities could cause plant shutdowns. Any one of these scenarios could have a material adverse impact on our operations, liquidity and financial condition.

To date, we have not developed a formal Year 2000 contingency plan. During the first half of calendar 1999, we will continue our Year 2000 compliance efforts as described above and, in conjunction therewith, intend to research and develop alternative plans designed to mitigate the potential adverse consequences of either an internal or external Year 2000 problem. These plans will include, for instance: (i) securing funding sources to cover our cash needs in the event we suffer payment delays from a major customer, and (ii) identifying alternative supply sources in the event significant suppliers are unable to deliver products on a timely basis.

NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way public companies disclose information about operating segments, products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. In February, 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits," which revises employers' disclosures about pension and other postretirement benefit plans. We have adopted these statements for fiscal year 1999. We believe that adoption of these statements will have no impact on our operating results, statement of financial position on cash flows, as SFAS 130, 131 and 132 provide standards on financial statement disclosure only.

Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), was issued in June 1998. SFAS provides standards on accounting and disclosure for derivative instruments and requires that all derivatives be measured at fair value and be reported as either assets or liabilities in the statement of financial position. We are required to adopt this statement no later than the beginning of fiscal year 2000. The adoption of this statement will have no impact on our operating results, statement of financial position or cash flows, as we do not invest in derivative instruments.

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                              BUSINESS

INTRODUCTION

We are a leading designer and manufacturer of military ground support equipment, including chemically and biologically hardened systems and other ground support products, for the United States armed forces. We also manufacture specialized commercial and industrial air handling equipment, as well as injection molded specialty and custom plastic products.

RECENT DEVELOPMENTS

On February 22, 1999, in connection with the implementation of our business strategy, we completed the acquisition of the Fermont Division of Dynamics Corporation of America, a subsidiary of CTS Corporation, for approximately $10.0 million in cash subject to certain post-closing adjustments. We acquired the assets and assumed certain liabilities of Fermont. The acquisition was financed in part with borrowings from our revolving line of credit. This transaction was accounted for under the purchase method of accounting. Fermont is a leading supplier of electrical generators to the Department of Defense. This acquisition broadened our product lines, and we anticipate that we will realize cost savings resulting from process improvements, greater purchasing power and elimination of duplicative costs. Through the Fermont acquisition, we believe we have enhanced our position as a significant supplier to the Department of Defense.

We regularly consider potential acquisitions and engage in discussions with a variety of entities. Currently we have no agreements, arrangements or understandings for any potential acquisitions by us, and we cannot provide assurances that we will consummate any acquisitions.

INDUSTRY TRENDS

U.S. defense strategy has shifted in focus from its Cold War emphasis on the Soviet Union to a focus on regional conflicts such as Iraq and Bosnia and the threat of terrorist attacks against U.S. interests, territory and citizens both at home and abroad. This shift has resulted in an increased emphasis at the Pentagon on the ability to rapidly deploy troops and equipment to areas of conflict or concern. There has also been a growing awareness, particularly since the Gulf War, of the increased proliferation and threat of chemical and biological weapons.

The U.S. defense industry has recently experienced a trend toward consolidation, initially among major companies, but increasingly among the large number of smaller prime contractors and industry subcontractors. This consolidation activity is being driven by a combination of generally smaller defense budgets, benefits of having greater economies of scale and the increasing acceptance of single rather than multiple sourcing by the Department of Defense and its prime contractors. Additionally, the Department of Defense has shifted its purchasing policies from competition based solely on price to a "best value" philosophy. Best value takes into consideration a number of factors including a contractor's past performance on existing or prior contract awards.

The budget for the Department of Defense in fiscal year 1999 is $262.6 billion and the Pentagon's fiscal year 2000 budget request is $267.2 billion. The proposed fiscal year 2000 procurement budget is $53 billion, a 6% increase over fiscal 1999.

BUSINESS STRATEGY

Our objective is to strengthen and broaden our position as an industry leader in designing, engineering and manufacturing specialized ground support equipment for the Department of Defense. Our strategies for achieving our objectives include the following:

Pursue Strategic Acquisitions. We believe there will be continued consolidation within the defense industry in response to the current fragmentation within the industry, lower than historical defense budgets, the Department of Defense's emphasis on awarding contracts on the basis of "best value" and the Department of Defense's increasing reliance on the engineering and design capabilities of contractors.

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In response to this trend, we have implemented an acquisition strategy which, to date, has resulted in the Keco, Marlo and Fermont acquisitions. The Keco acquisition has strengthened our position as a leading manufacturer of ground support equipment to U.S. forces in the field. The Marlo acquisition broadened our customer base to include the U.S. Navy and enhanced our environmental control systems product lines. The Fermont acquisition has expanded our product line to include electrical generators sold to the Department of Defense. We intend to continue to seek acquisitions which will strengthen our core defense business, expand our product offerings and realize synergies and cost savings.

Address Growing Demand for Chemical and Biological Defense Systems. We intend to continue to focus our product design and marketing efforts on chemical and biological defense, in keeping with the Department of Defense's increased strategic emphasis in this area and in response to growing concerns regarding potential terrorist threats, both domestically and internationally. Our CBPSS, MCS and CHAMP systems are all chemically and biologically hardened and are designed for use by U.S. forces deployed in areas where such threats exist. We believe that our expertise and reputation with the Department of Defense positions us to compete favorably for additional contracts in this sector. In addition, we believe that we can generate incremental net revenues through the sale of our existing chemically and biologically hardened equipment to foreign military forces and by employing our existing technologies for possible commercial, institutional and civil defense applications.

Capitalize on Evolving Department of Defense Procurement Policies. We believe we are well positioned to capitalize on shifts in the Department of Defense's procurement policies and defense strategies. We believe our established track record as a reliable provider of high quality products to the Department of Defense is consistent with the Department of Defense's evolving emphasis on "best value" instead of lowest price. In addition, our focus on ground support equipment is consistent with the Department of Defense's post Cold War emphasis on rapid deployment of forces to remote locations. Our engineering and technical staff works regularly with Department of Defense personnel throughout the procurement process in response to the Department of Defense's increasing outsourcing of design and engineering functions to defense contractors.

PRODUCTS

Military Products. In fiscal 1998, products sold directly or indirectly to the Department of Defense provided approximately 66.7% and 56.9%, respectively, of our net revenues and operating income on a pro forma basis. We provide products to U.S. armed forces in five general categories:

Chemical and biological defense systems. We engineer and manufacture products and systems which are designed to protect forward deployed military units from the effects of chemical or biological weapons. These include:

 * CBPSS, which is a contamination-free, environmentally-controlled work area used as a mobile field medical facility. It is a specially designed system centered around a soft-walled tent supported by inflated columns of air. The tent is connected to and carried by a High Mobility Multi-Purpose Wheeled Vehicle, more commonly known as a "Humvee." The CBPSS permits medical specialists to treat soldiers while deployed in an area exposed to chemical or biological contamination.

 * MCS, which is an on-board air-filtration unit for the Paladin tank and is designed to enhance survivability for the Paladin crews by providing air filtration of chemical and biological materials, ventilation and cooling.

 * Sanator/M-17, which is a lightweight chemical and biological decontamination system used to decontaminate equipment in the field utilizing a hot water and detergent spray mixture.

Environmental control systems. We engineer and manufacture systems which regulate and modify environmental conditions in military enclosures, aircraft, ships and vehicles. These include:

 * CHAMP, which is an air management system providing cooling, heating, standby electrical power and pressurized filtered air protection against chemical and biological agents and was initially designed for use by the U.S. Air Force in chemically hardened, air transportable hospitals. This unit

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   consolidates a generator, blowers, filters and environmental control elements into a single system, reducing transportation weight and size by 80%. This unit can be operated by either commercial power or a self-contained diesel engine and enables medical staff and patients to reduce infection and continue emergency operations in a contaminated environment.

 * Flight Line Air Conditioners, which are used to cool aircraft avionics and electronics systems during pre-flight and post-flight checkouts and repairs. Among these units are the largest air conditioning units ever built for the U.S. Air Force employing state-of-the-art technology and utilizing R-134 refrigerant, which is ozone friendly and environmentally safe. These units support operations of various military aircraft including: the B-1B and B-2 bombers; the C-5, C-130 and C-141 transports; all fighter aircraft; and the Talon I and Talon II gunships.

 * FDECU, which is a field deployable heat pump for use in cooling, heating, dehumidifying, filtering and circulating air for portable shelters, tents and vans. The unit is adaptable to chemically and biologically contaminated areas.

 * Army Space Heater ("ASH"), which provides automatic, remote or normal temperature-controlled heating to meet the needs of personnel and equipment in shelters, vans, hospitals and other enclosed areas. Most recently, the ASH has been shipped overseas to provide warmth for U.S. military personnel in the extreme winter conditions of Bosnia. The unit is designed to be adapted to chemically and biologically contaminated environments.

 * Fan coil units and assemblies, which are used to meet air conditioning and heating needs aboard U.S. Navy ships and military sealift and Coast Guard vessels, including Arleigh Burke Class Aegis destroyers, Ticonderoga Class Aegis cruisers, Seawolf and Virginia Class attack submarines, San Antonio Class and LHD amphibious assault ships and Nimitz Class and CVN-77 aircraft carriers.

Petroleum and water systems. We manufacture systems for pumping, storing and testing water and petroleum. These include:

 * Petroleum storage, distribution and refueling equipment, which is used in support of remotely located field equipment and weapon systems. These systems include the Inland Petroleum Distribution System, which is a portable pipeline, storage and distribution system set up to transport fuel up to 270 miles over various terrains.

 * Water distribution and storage systems with trailer mounted pumps and collapsible tanks.

 * Airmobile and Semi-trailer Mounted Petroleum Test Laboratories, which are used for testing the purity of fuels in the field.

 * ROWPUs, which are durable and mobile water purification systems which provide safe drinking water, primarily to forces in the field with the capacity to filter highly contaminated water.

Containerized systems. We manufacture specialty designed container systems. These include:

 * Quadcon containers, which are transportable and connectible containers for multi-use storage or transportation of bulk products.

 * Refrigerated containers, which are used to transport perishable and frozen foods.

General ground support equipment. We also manufacture a range of general ground support equipment, including:

 * AGPU, which is a self-contained, turbine driven, ground power unit which provides a mobile source of electrical, hydraulic and pneumatic power. This unit provides minimum power requirements for the AH-64 Advanced Attack Helicopter, the UH-60 Utility Tactical Transport Aircraft System and other aircraft on the flightline.

 * Portable field latrines, laundry, shower and shave facilities, which are used by forward deployed combat units.

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 * Deployable Fire Protection Systems, which are trailer mounted units designed to apply 500 gallons of fire-fighting foam in one minute for use in areas where fuel is being distributed, such as airfields. The system automatically detects fires across a 120 degrees vision area after being deployed.

Commercial and Industrial Products. We have been able to capitalize on our naval contracting experience to design and manufacture a broad range of air handling and heat transfer equipment for commercial and industrial applications. Such applications include commercial and institutional buildings, civilian marine applications, and pharmaceutical, semiconductor and telecommunications clean rooms. We intend to explore commercial, industrial and civil defense marketing opportunities for chemically and biologically hardened air handling equipment derived from our military product line. In fiscal 1998, commercial and industrial air conditioning and heating products provided approximately 12.5% of our net revenues and 17.3% of our operating income, each on a pro forma basis.

We engineer and manufacture injection molded custom and specialty plastic products for consumer and industrial markets. These products include housewares, food handling totes, storage containers, medical devices, automotive equipment, plastic components for computer terminals and telecommunications equipment and a proprietary line of nonmetallic faucets. Approximately one third of our sales of injection molded plastic products are generated by products which are proprietary. In fiscal 1998, injection molded custom and specialty plastic products provided approximately 20.8% of our net revenues and 25.8% of our operating income, each on a pro forma basis.

Our commercial and industrial operations help mitigate our exposure to potential defense industry volatility and possible downturns or fluctuations in U.S. defense spending.

ENGINEERING AND DESIGN

We employ approximately 79 people engaged in the design and development of new products and the improvement of existing products. Essentially all of these development activities are conducted pursuant to, and funded by, Department of Defense contracts in response to designated performance specifications. We believe that our engineering expertise gives us a significant advantage over smaller competitors who do not have such capabilities. Our unreimbursed expenditures on research and development were insignificant during the three-year period ended October 31, 1998.

Our engineering capabilities include expertise in thermodynamics, air flow, liquid pumping, stress analysis, liquid fuel combustion, dynamic and climatic environmental engineering, biological and chemical decontamination, non-pyrotechnic smoke generation, and filtration of chemically and biologically contaminated air.

Our design and development of ground support equipment are enhanced by a computer-aided design and manufacturing ("CAD/CAM") system. This system is used by engineers and draftsmen to design complex products and component parts in three-dimensional view, and minimizes the need for time-consuming manual methods of prototype development. Our engineering staff and CAD/CAM system provide us with the ability to adapt our production process to new product needs on a timely basis.

We maintain extensive laboratory facilities used for supporting engineering development and production operations. These include test facilities for measurement of product performance from 65 degrees below zero to 140 degrees above zero Fahrenheit and a completely equipped prototype shop. We also have the capability to provide complete technical data support for the products we manufacture. This includes integrated logistics support, spare parts provisioning and preparation of technical manuals.

MARKETING

Our marketing of military equipment focuses, in part, on determining the current and future needs of the Department of Defense for ground support equipment. To identify those needs, we gather information from primary sources such as the Department of Defense budget and its supporting documents, and military requirement documents such as the Air Force's Statement of Need, the Navy's Operational Requirements and the Army's Required Operational Capability, along with direct interface with our customers. We analyze this data through an established new business opportunity procedure and then determine whether or not to bid on specific projects based upon determinations of potential profitability and the likelihood of being awarded the contract.

Sales of custom commercial, industrial and marine air handling units and coils are effected both directly and through sales representatives located primarily in the United States, Canada, and Puerto Rico. Generally, the customers' engineers and contractors provide the required specifications and performance data. We, in turn, design and manufacture the equipment to meet the specified criteria with a focus on quality, value and service. Customers are typically large and well established companies which require equipment for industrial and other specialized applications with specifications far more exacting than those that would normally be supplied for comfort cooling and heating. The pharmaceutical, telecommunications and healthcare industries represent a significant portion of the sales volume.

Principal customers for injection molded custom and specialty plastic products include large, well-established producers of consumer and industrial products. Sales of injection molded plastic products are effected both directly and through sales representatives. Customers typically submit sample parts and drawings to us for quotations. Contracts can typically be canceled on 30 days notice. A significant portion of our sales of injection molded plastics products are of storage containers. We anticipate that container sales will remain strong as we are in geographic proximity to several large purchasers of these products, including companies within the housewares and poultry industries which we believe is an important consideration in this market. We also anticipate that sales for our injection molded plastic products will continue to be strong within the office equipment market. Injection molded parts for computer terminals and telecommunications equipment represent a significant portion of sales volume. However, we are capable of producing a wide variety of injection molded plastic products, including automotive parts, medical equipment, electronic switching equipment, electrical appliances and most small electronic devices. Our sales of our proprietary line of kitchen and lavatory faucets are effected primarily through sales representatives, and marketing efforts focus on service and price.

MANUFACTURING AND PROCUREMENT

We manufacture certain components for our products and systems including fabricated metal cabinets, control panels and frames. We are equipped to bend, cut, drill and weld sheet metal. However, a significant portion of component parts and materials for the products we manufacture are purchased from third party suppliers. We believe that the materials and services we require are readily available through competitive sources and that we are not dependent upon any one subcontractor or vendor. Two of our facilities have received ISO 9000 certification and we are qualified by the U.S. government to the military control specifications MIL-I-45208 and MIL-Q-9858, which apply to most of our government contracts currently in progress. We intend to seek ISO 9000 certification for at least two of our other facilities.

Our injection molded plastic manufacturing operations are vertically integrated, with the facilities to both mold and finish plastic products to exacting specifications. We operate injection molding machines ranging in size from 45 to 2,200 tons of clamp pressure.

Material handling capacity for injection molded plastic products is achieved through five silos with a combined capacity exceeding 200,000 pounds, a central vacuum loading system, blend mixers and computer-integrated manufacturing control software. Finishing equipment includes a 650 foot paint conveyor, 20 paint spray booths, drying ovens, hot stamp machines, silk screen machines, a 150 foot motorized assembly line and sonic welders. We subcontract the assembly and packaging of Lifetime Faucets to an outside vendor.

GOVERNMENT CONTRACTING

Our government contracts are obtained through the Department of Defense procurement process as governed by the Federal Acquisition Regulations and related agency supplements, and are typically fixed-price contracts. This means that the price is agreed upon before the contract is awarded and we assume complete responsibility for any difference between estimated and actual costs.

Under the Truth in Negotiations Act of 1962, the U.S. government has the right for three years after final payment on certain negotiated contracts, subcontracts and modifications thereto, to determine whether we furnished the U.S. government with complete, accurate and current cost or pricing data as defined by the act. In the event we fail to satisfy this requirement, the U.S. government has the right to adjust a contract or subcontract price by the amount of any overstatement as defined by the act.

U.S. government contracts typically contain terms permitting the contract to be terminated at the convenience of the U.S. government. In the event of such termination, we are entitled to reimbursement for certain expenditures and overhead as provided for in applicable U.S. government procurement regulations. Generally, this results in the contractor being reasonably compensated for work actually done, but not for anticipated profits. The U.S. government may also terminate contracts for cause if we fail to perform in strict accordance with contract terms. We have never had a contract terminated by the U.S. government for failure to perform in accordance with contract terms. Termination of, or elimination of appropriation for, a significant government contract could have a material adverse effect on our business, financial condition and results of operations. Similarly, U.S. government contracts typically permit the U.S. government to change, alter or modify the contract at its discretion. If the U.S. government were to exercise this right, we would be entitled to reimbursement of all allowable and allocable costs incurred in making the change plus a reasonable profit.

The U.S. government typically finances a substantial portion of our contract costs through progress payments. We historically received progress payments in accordance with Department of Defense contract terms for "small business" concerns. These terms provide progress payments at a specified rate applied on the basis of costs incurred while progress payments for concerns other than small businesses provide for payment based on costs actually paid at a rate that is 15% lower than that paid to small businesses. Recent acquisitions have caused us to exceed certain thresholds relating to small business qualification, and we will therefore qualify as a small business only for specific government contracting purposes. We are, however, reducing our emphasis on small business qualification for purposes of future government work.

PATENTS

We own various patents in connection with our equipment supplied to the Department of Defense with expiration dates extending through February 2002. From time to time, we develop proprietary information and trade secrets regarding the design and manufacture of various military products.

We also hold a patent for a reversible faucet cartridge. The benefit of the reversing feature is that by turning the cartridge one-half revolution the user achieves the same result as though the washer had been replaced to stop a leaking faucet. This patent expires in October 2002.

We consider our proprietary information and patents to be valuable assets. However, our business is not materially dependent on patent protection.

COMPETITION

The markets for all of our products are highly competitive. Approximately 60.0% and 66.1% of our net revenues in fiscal 1998 and the three months ended January 31, 1999, have come from direct and indirect contracts with the U.S. government. In order to obtain U.S. government contracts, we must comply with detailed and complex procurement procedures adopted by the Department of Defense pursuant to regulations promulgated by the U.S. government. The regulations and procurement procedures are adopted to promote competitive bidding. In addition, we compete with a number of businesses with plastic injection molding capabilities and compete with a large number of suppliers to commercial and industrial air handling customers. In all phases of our operations, we compete in both performance and price with companies, some of which are considerably larger, more diversified and have greater financial resources than we do.

DEFENSE BACKLOG

We record our defense backlog as either funded backlog or government options. Our funded backlog is subject to fluctuations and is not necessarily indicative of future sales. Funded backlog represents products the government has committed by contract to purchase from us. Government options include products the government has the option to purchase under contract with us, including, with respect to contracts which include a maximum amount purchasable by the government thereunder, such maximum amount, and with respect to contracts without a specified maximum amount, our estimate of the amount we expect the government to purchase, using the government's best estimated quantity as a guide where a best estimated quantity is specified. There are no commitments by the government to purchase products included in government options and there can be no assurance that any or all amounts included therein will generate revenues for us. Moreover, cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce our funded backlog and, consequently, future revenue. Any failure by us to replace canceled or reduced backlog, whether funded backlog or government options, or to convert a significant portion of government options to funded backlog, could have a material adverse effect on our business, financial condition and results of operations.

The following table summarizes funded backlog and government options as of the dates indicated:

      AS OF                  FUNDED BACKLOG       GOVERNMENT OPTIONS
      -----                  --------------       ------------------
January 31, 1999                 $99.3                  $286.2
October 31, 1998                  80.8                   319.6
October 31, 1997                  44.1                   155.0
October 31, 1996                  90.7                   153.8
October 31, 1995                  90.4                   100.2
October 31, 1994                  77.9                   153.7

Of the funded backlog as of January 31, 1999, we expect to recognize as revenues approximately $68.6 million within the fiscal year ending October 31, 1999. Backlog data at January 31, 1999 and October 31, 1998 include backlog of the businesses acquired in the Marlo acquisition and the Keco acquisition, and data for prior periods do not include such amounts.

EMPLOYEES

As of January 31, 1999, we employed 1,001 persons, of whom 754 were engaged in manufacturing activities, 79 in engineering activities, and 168 in office administration and management functions. Approximately 100 employees at our St. Louis facility are represented by Lodge 1012 of the International Brotherhood of Boilermakers under a collective bargaining agreement which expires January 31, 2002.

We consider our employee relations to be satisfactory.

PROPERTIES

We conduct our business from 7 manufacturing and office facilities. All owned facilities are subject to deeds of trust in favor of our lender.


               LOCATION                DESCRIPTION        SIZE IN SQ. FEET   OWNED/LEASED
               --------                -----------        ----------------   ------------
      St. Louis County, Missouri  Manufacturing/Office        171,000           Owned
      St. Louis County, Missouri  Project Testing              25,000           Leased
      Hot Springs, Arkansas       Manufacturing/Office        110,000           Owned
      High Ridge, Missouri        Manufacturing/Office        185,000           Owned
      Florence, Kentucky          Manufacturing/Office        174,000           Leased
      Blue Ash, Ohio              Manufacturing               132,000           Owned
      Bridgeport, Connecticut     Manufacturing/Office        109,000           Owned


We believe that our current facilities are sufficient for the conduct of our current level of operations.

LEGAL PROCEEDINGS

We are a defendant in a lawsuit pending in the Garland County Circuit Court of Hot Springs, Arkansas. Plasco Designs of Arkansas, Inc. ("Plasco"), a former customer of ours, alleges in the suit that we designed a defective mold for use by us in fabricating products for Plasco and that we improperly refused to return molds to Plasco when the parties ceased doing business. In a number of counts involving replevin, slander, breach of contract and other claims, Plasco seeks aggregate damages of approximately $2.0 million, plus punitive damages and attorneys' fees. In addition, we have brought a counterclaim against Plasco seeking aggregate damages of approximately $2.0 million, plus punitive damages and attorneys' fees. We have also brought a third party claim against Omega Tool Company, the manufacturer of the mold Plasco claims was defective. The case is set for trial in April 1999. While we believe that we have meritorious defenses and counterclaims, and intend to prosecute the case vigorously, there can be no assurances as to its outcome.

We are a defendant in a lawsuit pending in the Circuit Court of Jackson County, Missouri. In that suit, the plaintiff, Mr. Jacobs, who is a former inspector for the Department of Defense, claims that he suffered a respiratory illness as a result of fumes he inhaled while inspecting work of several defense contractors at their plants. One of Mr. Jacobs' claims is that we were negligent while acting as landlord and contractor for work done by one of our subcontractors. Specifically, Mr. Jacobs claims that we failed to protect him from exposure to paint fumes. Mr. Jacobs seeks damages in an unspecified amount in excess of $25,000 against all defendants, including us. Our liability insurance carrier has accepted defense of this case and, while the case is in its very early stages, we believe we have meritorious defenses and intend to defend the case vigorously. There can be no assurance as to the outcome of this case.

A former employee, Walter Heizmann, sued our Engineered Air subsidiary in the U.S. District Court for the Eastern District of Missouri alleging that Engineered Air terminated him at the age of 62 in large part because of his age. Mr. Heizmann is claiming $350,000 for lost wages and benefits based on age discrimination. Mr. Heizmann recently amended his lawsuit to add a count alleging that Engineered Air had terminated his employment in retaliation for his objection to what he says he believed in good faith was Engineered Air's failure to produce and validate technical manuals and related documentation in compliance with requirements under certain government contracts and the federal False Claims Act. On this retaliatory discharge claim, Mr. Heizmann is claiming actual damages of $1,000,000 and punitive damages of $3,000,000. With the assistance of counsel, we have preliminarily investigated Mr. Heizmann's claims, and his retaliatory discharge claim in particular. Based upon this investigation, and in part upon the advice of counsel, we believe that Mr. Heizmann's claims are without merit and we intend to defend against them vigorously.

We and our subsidiaries are from time to time parties to various other legal proceedings arising out of their businesses. We believe that there are no such other proceedings pending or threatened against us or our subsidiaries which, if determined adversely, would have a material adverse effect on our business, financial condition, results of operations or cash flows.

                             MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Our executive officers, directors and key employees and our operating subsidiaries are as follows:

                      NAME                    AGE                        POSITION
                      ----                    ---                        --------
      Michael F. Shanahan Sr. <Fa><Fb>        59     Chairman of the Board, President and Chief
                                                     Executive Officer
      Gary C. Gerhardt <Fb>                   54     Executive Vice President and Chief Financial
                                                     Officer; Director
      George W. Andrews                       69     President and Chief Executive Officer of Keco
      John E. Capeless                        53     Vice President and General Manager of Engineered
                                                     Specialty Plastics, Inc.
      Ronald W. Davis <Fb>                    52     Vice President--Marketing of Engineered Air
                                                     Systems, Inc.
      R. Bruce Earls <Fb>                     52     President and Chief Executive Officer of Marlo;
                                                     Director
      Thomas C. Santoro                       45     President of Fermont
      Marvin L. Smith                         62     Executive Vice President of Keco
      John J. Wichlenski <Fa><Fb>             55     President and Chief Executive Officer of
                                                     Engineered Air Systems, Inc.; Director
      Maj. Gen. George E. Friel (ret.) <Fc>   56     Director
      Thomas J. Guilfoil <Fd>                 79     Director
      Lt. Gen. Kenneth E. Lewi (ret.) <Fc>    68     Director
      Michael F. Shanahan Jr. <Fa><Fd>        32     Director
      Earl E. Walker <Fd>                     79     Director
      Earl W. Wims <Fa><Fc>                   59     Director

------------------------------
<Fa>   Member of Executive Committee of the Board
<Fb>   Member of Executive Management Committee of Engineered Support
<Fc>   Member of Audit Committee of the Board
<Fd>   Member of Compensation Committee of the Board

Michael F. Shanahan Sr. has been a director since our formation. Mr. Shanahan was named Chief Executive Officer in 1985. He was named our Chairman in 1987. Mr. Shanahan is a director of Concord Bank and is Chairman of the Board of Trustees of St. Louis University. From 1986 to 1995, Mr. Shanahan was Chairman of the St. Louis Blues, a professional hockey team, and from 1982 to 1986, he was a Director of the St. Louis Regional Commerce and Growth Association. In 1997, Mr. Shanahan was inducted into the Missouri Sports Hall of Fame.

Gary C. Gerhardt has been a director since March 1998. He has been Executive Vice President since December 1994. He has been our Chief Financial Officer since October 1993. Prior thereto, he was Vice President--Contract Administration of Engineered Air since 1985. Mr. Gerhardt joined Engineered Air in 1982 as Manager of Contract Administration.

George W. Andrews has been President and Chief Executive Officer of Keco since 1984.

John E. Capeless has been Vice President and General Manager of Engineered Specialty Plastics since April 1996. Prior thereto, he was Vice President of Operations for Atlantis Plastics, Inc., a manufacturer of plastic products, from 1994 until April 1996. He served as Director of Manufacturing for Frem Corporation from 1989 to 1994.

Ronald W. Davis has been Vice President of Marketing of Engineered Air since 1990. He previously served as Vice President of Sales of Engineered Air from 1985 to 1990. Mr. Davis joined us in 1983 as
Director of Sales of Engineered Air.

R. Bruce Earls has been a director since March 1998. He has been President and Chief Executive Officer of Marlo since September 1994. Prior thereto, he was Managing Partner of a KPMG Peat Marwick
Business Unit.

Thomas C. Santoro has been President of Fermont since February 1995. Prior thereto, he served as Executive Vice President of Fermont since 1993. Mr. Santoro joined Fermont in 1989 as Director of
Finance.

Marvin L. Smith has been Executive Vice President of Keco since
1990. Mr. Smith joined Keco in 1988 as Vice President of Operations.

John J. Wichlenski has been a director since March 1992 and has served as President and Chief Executive Officer of Engineered Air since July 1992; prior thereto, he served as Chief Operating Officer of Engineered Air since 1990 and as Vice President--Engineering of Engineered Air from August 1986 until 1991.

Maj. Gen. George E. Friel (ret.) has been a director since September 1998. He served in the United States Army for 38 years until his retirement in July 1998. In the six years preceding his retirement, Major General Friel headed the U.S. Army Chemical and Biological Defense Command. He performs consulting services for various entities including Engineered Support and its subsidiaries.

Thomas J. Guilfoil has been a director since March 1993. He is the senior and founding partner of the St. Louis law firm of Guilfoil, Petzall & Shoemake. His legal career began in St. Louis in 1941.

Lt. Gen. Kenneth E. Lewi (ret.) has been a director since July 1990 and serves as a consultant. He retired from the U.S. Army in August 1989 after more than 34 years of service in various command and staff positions. His career in the U.S. Army centered primarily on providing logistical support to U.S. armed forces.

Michael F. Shanahan Jr. has been a director since December 1994. He has been a Producer for Lockton Companies, an insurance concern, since October 1994. Prior thereto he served as Assistant to the Chairman of the Board from May 1991 until October 1994. Mr. Shanahan is the son of Michael F. Shanahan Sr.

Earl E. Walker has been a director since March 1996. He has been the President and principal stockholder of Carr Lane Manufacturing, a manufacturer of tooling, jig and fixture components since founding it in 1952.

Earl W. Wims has been a director since December 1991. He has been Chairman of Marketing Horizons, a marketing research and consulting firm, since 1986. Mr. Wims is the father-in-law of Michael F. Shanahan Jr.

CERTAIN TRANSACTIONS

During the fiscal year ended October 31, 1998, Engineered Support paid David D. Mattern and his law firm a total of $335,128 for legal services rendered which were billed at their standard rates for such services.
Mr. Mattern, who is the son-in-law of Michael F. Shanahan, Sr., President, Chairman and Chief Executive Officer of Engineered Support, had a material interest in such fees.

                 PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth as of March 18, 1999, certain information concerning the ownership of common stock by each person who is known by us to own beneficially 5.0% or more of such stock, by each director, by certain executive officers, by all directors and officers as a group and by the selling stockholders. As of March 18, 1999, there were 4,874,170 shares of common stock outstanding.


                                               OWNERSHIP PRIOR TO THE         SHARES TO        OWNERSHIP AFTER THE
                                                    OFFERING<F1>             BE SOLD<F2>          OFFERING<F1>
                                               -----------------------       -----------     -----------------------
                                                SHARES         PERCENT                        SHARES         PERCENT
                                               ---------       -------                       ---------       -------
Michael F. Shanahan Sr.<F3><F4>..............  1,388,531         27.4%       200,000<F5>     1,188,531         16.8%
Gary C. Gerhardt<F4>.........................     95,140          1.9%            --<F5>        95,140          1.4%
George W. Andrews............................        300             <F*>         --               300             <F*>
John E. Capeless<F4>.........................     13,547             <F*>         --            13,547             <F*>
Ronald W. Davis<F4>..........................     88,604          1.8%            --<F5>        88,604          1.3%
R. Bruce Earls...............................     15,289             <F*>         --            15,289             <F*>
Thomas C. Santoro............................         --             <F*>         --                --             <F*>
Marvin L. Smith..............................      5,000             <F*>         --             5,000             <F*>
John J. Wichlenski<F4><F6>...................    118,625          2.4%            --           118,625          1.7%
Maj. Gen. George E. Friel (ret.).............      3,750             <F*>         --             3,750             <F*>
Thomas J. Guilfoil...........................     85,500          1.8%            --            85,500          1.2%
Lt. Gen. Kenneth E. Lewi (ret.)..............     24,750             <F*>         --            24,750             <F*>
Michael F. Shanahan Jr.......................     80,352          1.6%            --            80,352          1.2%
Earl E. Walker...............................      9,750             <F*>         --             9,750             <F*>
Earl W. Wims.................................     23,250             <F*>         --            23,250             <F*>
Fidelity Management & Research Company<F7>
82 Devonshire Street
Boston, MA 02109.............................    305,750          6.3%            --           305,750          4.4%
PIMCO Advisors L.P.<F8>
800 Newport Center Drive
Newport Beach, CA 92660......................    287,050          5.9%            --           287,050          4.2%
All directors and officers as a group (15
  persons)...................................  1,952,388         37.2%       200,000         1,752,388         24.2%

------------------------------
<F*>   Less than 1%.
<F1>   Pursuant to the rules of the Commission, certain shares of our common stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options and warrants are deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of that person but are not deemed outstanding for purposes of computing the percentage ownership of any other person. All directors and executive officers as a group hold options to purchase an aggregate of 365,500 shares of common stock. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock that are beneficially owned by them.
<F2>   Assumes the underwriters' over-allotment option is not exercised.
<F3>   Mr. Shanahan holds 943,203 of these shares as nominee of the Michael F.
       Shanahan Sr. First Amended and Restated Revocable Living Trust dated August
       10, 1990. This Trust may be revoked by Mr. Shanahan at any time prior to his death and Mr. Shanahan has all rights to vote, sell, and otherwise dispose of the stock. 175,000 shares are held in The Shanahan Family Voting
       Trust, dated December 11, 1998, over which Mary Ann Shanahan, wife of Mr.
       Shanahan, has sole voting power. Of these remaining shares, 195,000 shares relate to unexercised stock options held by Mr. Shanahan and 75,328 shares are owned by Mr. Shanahan under the Engineered Support Systems, Inc. Employee
       Stock Ownership Plan.
<F4>   Includes shares issued under the Engineered Support Systems, Inc. Employee
       Stock Ownership Plan as follows:

                                                                                       COMPANY
                                                                    401k<Fa>       CONTRIBUTED<Fb>       TOTAL
                                                                    --------       ---------------       ------
      Michael F. Shanahan Sr......................................   51,319            24,009            75,328
      Ronald W. Davis.............................................   19,827            10,277            30,104
      Gary C. Gerhardt............................................   12,721            10,419            23,140
      John J. Wichlenski..........................................   13,408            14,730            28,138
      John E. Capeless............................................      290               757             1,047
      R. Bruce Earls..............................................        0               289               289


      -------------------------------
      <Fa>   Employee has sole voting and dispositive power.
      <Fb>   Employee has sole voting power; shares may not be disposed of until eligible for distribution per plan provisions.

<F5>   The shares beneficially owned by Mr. Shanahan to be sold pursuant to this offer, including the over-allotment option of 300,000 shares, will be sold by Mr. Shanahan's Living Trust. Messrs. Gerhardt and Davis have each granted the underwriters an over-allotment option for 15,000 shares.
<F6>   Mr. Wichlenski holds 20,700 shares as nominee of the John J. Wichlenski
       Revocable Living Trust dated November 25, 1996. This Trust may be revoked by Mr. Wichlenski at any time prior to his death and Mr. Wichlenski has all rights to vote, sell or otherwise dispose of the stock.

<F7>   This amount, as reflected on Schedule 13F effective September 30, 1998, consists of no sole or shared voting power, dispositive power with respect to 305,750 shares and no shared dispositive power. Sole voting power for 305,750 resides with the Board of Trustees of the Fidelity Low Priced Stock Fund.
<F8>   This amount, as reflected on Schedule 13F effective December 31, 1998, consists entirely of sole voting and dispositive power, with no shared voting or dispositive power.

                    DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 10,000,000 shares of common stock, par value $0.01 per share. As of March 8, 1999, there were 4,874,170 shares of common stock outstanding held by approximately 480 holders of record.

COMMON STOCK

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably in any distributions by us in liquidation after all of our debts and obligations have been satisfied. Holders of common stock have no preemptive or subscription rights and there are no redemption or conversion rights with respect to such shares. There are no sinking fund provisions applicable to the common stock.

TRANSFER AGENT AND REGISTRAR

ChaseMellon Stockholder Services, Inc. is the transfer agent and registrar for the common stock.

RESTRICTIONS ON CHANGES IN CONTROL

Our by-laws provide that the Board of Directors is divided into three classes, with approximately one-third of the directors elected each year. As less than a majority of the directors is elected each year, it may be more difficult for a person seeking to gain control of Engineered Support to elect a majority of the Board of Directors.

Missouri corporate law contains "control share acquisition" and "business combination" provisions, and a provision which permits a board of directors, in responding to an acquisition proposal, to consider a number of factors, including social, legal and economic effects on employees, suppliers, customers and others. These provisions generally make it more difficult for a change in control of Engineered Support to occur or for us to enter into certain business combinations.

The "control share acquisition" provisions generally deny a person (an "Acquiror") who acquires voting rights with respect to any shares of voting stock ("Restricted Shares") of a corporation the right to vote the Restricted Shares if such acquisition increases the voting power of such Acquiror to (i) one-fifth or more but less than one-third of all voting power of the corporation, (ii) one-third or more but less than a majority of all voting power of the corporation or (iii) a majority or more of all voting power of the corporation. An Acquiror will, however, be entitled to vote Restricted Shares to the extent that Restricted Shares are accorded voting rights by the affirmative vote of a majority of all outstanding shares entitled to vote, excluding all Restricted Shares. If stockholders of the corporation grant an Acquiror rights to vote Restricted Shares, stockholders who object to such grant of voting rights and follow certain statutory procedures are entitled to dissenters' rights to obtain from the corporation the fair value of their shares as of the date prior to the date on which such vote was taken.

The "business combination" provisions generally prohibit a Missouri corporation from engaging in a business combination, such as a merger, consolidation or sale of assets, with or as proposed by an "Interested Stockholder" (as defined below) for five years following the time a person becomes an Interested Stockholder, unless the board of directors of the corporation approves the business combination before the person becomes an Interested Stockholder. An Interested Stockholder is a person, corporation or entity that is the beneficial owner, directly or indirectly, of 20% or more of the voting stock of the corporation or that is affiliated with the corporation and at any time within the preceding five years was such a 20% or greater holder of voting stock. If the corporation's board of directors does not give prior approval to such a business combination, the business combination generally can occur only after five years from the date the person first becomes an Interested Stockholder and either (i) the business combination is approved by the affirmative vote of the holders of a majority of the corporation's voting stock, excluding stock held by the Interested Stockholder, or (ii) certain "fair pricing" provisions are met and enable the stockholders of the corporation to receive in the business combination the highest price and the same type of consideration that was paid by the Interested Stockholder within the five-year period preceding the announcement of the business combination.

                            UNDERWRITING

Engineered Support and the selling stockholders have entered into an underwriting agreement with the underwriters named below. CIBC
Oppenheimer Corp., A.G. Edwards & Sons, Inc., PaineWebber Incorporated and Pauli Johnson Capital & Research Incorporated are acting as representatives of the underwriters. PW Trust Company, an affiliate of PaineWebber Incorporated, acts as trustee of Engineered Support's Employee Stock Ownership Plan.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:


      UNDERWRITER                                                   NUMBER OF SHARES
      -----------                                                   ----------------
      CIBC Oppenheimer Corp.......................................        550,000
      A.G. Edwards & Sons, Inc....................................        550,000
      PaineWebber Incorporated....................................        550,000
      Pauli Johnson Capital & Research Incorporated...............        550,000
                                                                        ---------
          Total...................................................      2,200,000
                                                                        =========


This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Pursuant to the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.


The representatives have advised Engineered Support and the selling stockholders that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative may offer some of the shares to certain securities dealers at such price less a concession of $0.48 per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

Engineered Support and the selling stockholders have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 330,000 additional shares from the selling stockholders to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be $35,103,750, the total proceeds to Engineered Support will be $25,950,000 and the total proceeds to the selling stockholders will be $6,876,750. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to each underwriter's initial amount reflected in the foregoing table.


The following table provides information regarding the amount of the discount to be paid to the underwriters by Engineered Support and the selling stockholders:


                                                                          TOTAL WITHOUT        TOTAL WITH FULL
                                                                           EXERCISE OF           EXERCISE OF
                                                                          OVER-ALLOTMENT       OVER-ALLOTMENT
                                                          PER SHARE           OPTION               OPTION
                                                          ---------       --------------       ---------------
      Engineered Support................................    $0.90           $1,800,000           $1,800,000
      Selling Stockholders..............................    $0.90           $  180,000           $  477,000
                                                                            ----------           ----------
          Total.........................................                    $1,980,000           $2,277,000
                                                                            ==========           ==========

Engineered Support will pay all of the total expenses of the offering, excluding the underwriting discount, which we estimate will be approximately $400,000.

Engineered Support and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Engineered Support, its officers and directors and certain other stockholders have agreed to a 90-day "lock up" with respect to 1,737,823 shares of common stock of Engineered Support. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, Engineered Support and such persons may not offer, sell, pledge or otherwise dispose of Engineered Support common stock without the prior written consent of CIBC Oppenheimer Corp.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

 * Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of shares, so long as stabilizing bids do not exceed a specified maximum.

 * Over-allotments and syndicate covering transaction--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

                             LEGAL MATTERS

The validity of the shares of the common stock offered hereby will be passed upon for Engineered Support by Armstrong Teasdale LLP, St. Louis, Missouri. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft, New York, New York.

                              EXPERTS

The consolidated financial statements of Engineered Support at October 31, 1998 and 1997 and for each of the three years in the period ended October 31, 1998, and the financial statements of Keco Industries, Inc. at December 31, 1997 and 1996 and for each of the two years then ended, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Nuclear Cooling, Inc., d/b/a Marlo Coil at June 30, 1997 and 1996 and for each of the two years in the period ended June 30, 1997 included in this prospectus have been so included in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

                WHERE YOU CAN FIND MORE INFORMATION

Engineered Support has filed a registration statement on Form S-2 with the Securities and Exchange Commission in connection with this offering. In addition, Engineered Support files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by Engineered Support at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Engineered Support Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at "http//www.sec.gov."

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Engineered Support, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

The Securities and Exchange Commission allows Engineered Support to "incorporate by reference" into this prospectus the information Engineered Support files with it, which means that Engineered Support can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

Engineered Support incorporates by reference the documents listed below and any future filing made with the Securities and Exchange
Commission under Sections 13(a), 13(c), 14 or 15(d) of the
Securities. Exchange Act of 1934 until this offering is completed:

 * Annual Report on Form 10-K for the year ended October 31, 1998.

 * Proxy Statement dated February 1, 1999 relating to the Annual
   Meeting of Shareholders held on March 8, 1999.

 * Quarterly Report on Form 10-Q for the quarter ended January 31,
   1999.

 * Current Report on Form 8-K filed on March 8, 1999.

You may request a copy of these filings, at no cost, by contacting us at:

    Engineered Support Systems, Inc.
    1270 North Price Road
    St. Louis, Missouri 63132
    Attention: Gary C. Gerhardt
    Telephone Number: (314) 993-5880

                         ENGINEERED SUPPORT SYSTEMS, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                                 PAGE
                                                                                 ----
ENGINEERED SUPPORT SYSTEMS, INC.
  Report of Independent Accountants........................................      F-2
  Consolidated Balance Sheets as of October 31, 1997 and 1998..............      F-3
  Consolidated Statements of Income for the years ended October 31, 1996,
    1997 and 1998..........................................................      F-4
  Consolidated Statements of Shareholders' Equity for the years ended
    October 31, 1996, 1997 and 1998........................................      F-5
  Consolidated Statements of Cash Flows for the years ended October 31,
    1996, 1997 and 1998....................................................      F-6
  Notes to Consolidated Financial Statements for the years ended October
    31, 1996, 1997 and 1998................................................      F-7
  Condensed Consolidated Balance Sheet as of January 31, 1999
    (Unaudited)............................................................      F-18
  Condensed Consolidated Statements of Income for the three months ended
    January 31, 1998 and 1999 (Unaudited)..................................      F-19
  Condensed Consolidated Statements of Cash Flows for the three months
    ended January 31, 1998 and 1999 (Unaudited)............................      F-20
  Notes to Condensed Consolidated Financial Statements for the three months
    ended January 31, 1998 and 1999 (Unaudited)............................      F-21

KECO INDUSTRIES, INC.
  Report of Independent Accountants........................................      F-23
  Balance Sheets as of December 31, 1996 and 1997..........................      F-24
  Statements of Income and Retained Earnings for the years ended December
    31, 1996 and 1997......................................................      F-25
  Statements of Cash Flows for the years ended December 31, 1996 and
    1997...................................................................      F-26
  Notes to Financial Statements for the years ended December 31, 1996 and
    1997...................................................................      F-27
  Condensed Balance Sheet as of June 24, 1998 (Unaudited)..................      F-30
  Condensed Statements of Income for the six months ended June 30, 1997 and
    June 24, 1998 (Unaudited)..............................................      F-31
  Condensed Statements of Cash Flows for the six months ended June 30, 1997 and June 24, 1998
    (Unaudited)............................................................      F-32
  Notes to Condensed Financial Statements for the six months ended June 30,
    1997 and June 24, 1998
    (Unaudited)............................................................      F-33

NUCLEAR COOLING, INC., D/B/A MARLO COIL
  Report of Independent Public Accountants.................................      F-34
  Balance Sheets as of June 30, 1996 and 1997..............................      F-35
  Statements of Income for the years ended June 30, 1996 and 1997..........      F-36
  Statements of Stockholders' Equity for the years ended June 30, 1996 and
    1997...................................................................      F-37
  Statements of Cash Flows for the years ended June 30, 1996 and 1997......      F-38
  Notes to Financial Statements for the years ended June 30, 1996 and
    1997...................................................................      F-39
  Condensed Balance Sheet as of January 31, 1998 (Unaudited)...............      F-43
  Condensed Statements of Income for the seven months ended January 31,
    1997 and 1998 (Unaudited)..............................................      F-44
  Condensed Statements of Cash Flows for the seven months ended January 31,
    1997 and 1998 (Unaudited)..............................................      F-45
  Notes to Condensed Financial Statements for the seven months ended
    January 31, 1997 and 1998
    (Unaudited)............................................................      F-46

                 REPORT OF INDEPENDENT ACCOUNTANTS

       To the Board of Directors and Shareholders of Engineered Support Systems, Inc.

       In our opinion, the accompanying consolidated balance sheets and related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Engineered Support Systems, Inc. and its subsidiaries at October 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

       PricewaterhouseCoopers LLP
       St. Louis, Missouri
       December 4, 1998

                                       ENGINEERED SUPPORT SYSTEMS, INC.
                                         CONSOLIDATED BALANCE SHEETS

                                                                                          OCTOBER 31,
                                                                                 -----------------------------
                                                                                    1997              1998
                                                                                 -----------       -----------
ASSETS
Current Assets:
    Cash and cash equivalents..............................................      $ 8,313,160       $ 5,773,529
    Accounts receivable, net...............................................        3,398,973        14,036,184
    Contracts in process and inventories, net..............................        7,072,377        18,686,810
    Refundable income taxes................................................          175,989           971,925
    Deferred income taxes..................................................        1,062,281           112,685
    Prepaid expenses and other assets......................................          185,350           458,363
                                                                                 -----------       -----------
        Total Current Assets...............................................       20,208,130        40,039,496
                                                                                 -----------       -----------
Property, Plant and Equipment:
    Land...................................................................          769,798         1,833,320
    Buildings and improvements.............................................       10,389,127        15,330,883
    Machinery and equipment................................................       17,474,282        20,580,343
    Furniture and fixtures.................................................          624,078         1,215,762
                                                                                 -----------       -----------
                                                                                  29,257,285        38,960,308
    Less accumulated depreciation..........................................       14,767,236        13,895,326
                                                                                 -----------       -----------
                                                                                  14,490,049        25,064,982
                                                                                 -----------       -----------
Other Assets:
    Cost in excess of net assets acquired, less
      accumulated amortization of $410,396 and $1,073,176..................          648,370        25,835,892
    Other assets...........................................................        1,737,505         1,219,852
                                                                                 -----------       -----------
                                                                                   2,385,875        27,055,744
                                                                                 -----------       -----------
        Total Assets.......................................................      $37,084,054       $92,160,222
                                                                                 ===========       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Current maturities of long-term debt...................................      $    73,273       $ 7,204,172
    Accounts payable.......................................................        5,596,760         7,285,396
    Accrued employee compensation..........................................        1,342,054         2,503,745
    Other liabilities......................................................        1,636,353         3,642,852
    Due to related party (Note B)..........................................                          1,193,797
                                                                                 -----------       -----------
        Total Current Liabilities..........................................        8,648,440        21,829,962
Long-term debt.............................................................        1,194,433        36,779,160
Deferred income taxes......................................................        2,642,295         2,659,699
ESOP guaranteed bank loan..................................................          873,300           725,700
Commitments and contingencies (Note J)
Shareholders' Equity:
    Common Stock, par value $.01 per share; 10,000,000 shares authorized;
      3,772,573 and 5,490,604 shares issued................................           37,726            54,906
    Additional paid-in capital.............................................        9,698,665        11,082,278
    Retained earnings......................................................       18,026,195        23,682,931
                                                                                 -----------       -----------
                                                                                  27,762,586        34,820,115
    Less ESOP guaranteed bank loan.........................................          873,300           725,700
    Less treasury stock at cost, 598,858 and 638,702 shares................        3,163,700         3,928,714
                                                                                 -----------       -----------
    Total Shareholders' Equity.............................................       23,725,586        30,165,701
                                                                                 -----------       -----------
        Total Liabilities and Shareholders' Equity.........................      $37,084,054       $92,160,222
                                                                                 ===========       ===========

          See Notes to Consolidated Financial Statements.

                                   ENGINEERED SUPPORT SYSTEMS, INC.
                                  CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEAR ENDED OCTOBER 31,
                                                        -----------------------------------------------
                                                           1996              1997              1998
                                                        -----------       -----------       -----------
Net revenues......................................      $81,506,943       $88,570,970       $96,972,886

Cost of revenues..................................       69,093,075        73,816,030        74,343,103
                                                        -----------       -----------       -----------

  Gross profit....................................       12,413,868        14,754,940        22,629,783

Selling, general and administrative expense.......        6,477,851         7,087,026        12,387,419
                                                        -----------       -----------       -----------

  Income from operations..........................        5,936,017         7,667,914        10,242,364

Interest expense..................................         (472,258)         (221,987)       (1,767,640)

Interest income...................................           38,110           286,019           293,379

Gain on sale of assets............................           20,339                             879,278
                                                        -----------       -----------       -----------

  Income before income taxes......................        5,522,208         7,731,946         9,647,381

Income tax provision..............................        2,208,000         3,093,000         3,858,000
                                                        -----------       -----------       -----------

  Net income......................................      $ 3,314,208       $ 4,638,946       $ 5,789,381
                                                        ===========       ===========       ===========
Earnings per share:

    Basic.........................................            $0.72             $0.98             $1.21
                                                              =====             =====             =====
    Diluted.......................................            $0.68             $0.94             $1.16
                                                              =====             =====             =====

          See Notes to Consolidated Financial Statements.

                                                ENGINEERED SUPPORT SYSTEMS, INC.
                                        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    ADDITIONAL                         ESOP
                                      COMMON          PAID-IN        RETAINED       GUARANTEED       TREASURY
                                       STOCK          CAPITAL        EARNINGS        BANK LOAN         STOCK           TOTAL
                                    -----------     -----------     -----------     -----------     -----------     -----------
Balance at October 31, 1995....     $    34,570     $ 7,917,844     $10,217,090     $(1,168,500)    $(1,784,380)    $15,216,624
    Net income.................                                       3,314,208                                       3,314,208
    Cash dividends.............                                         (65,604)                                        (65,604)
    Exercise of stock
      options..................           2,303       1,051,464                                                       1,053,767
    Reduction of ESOP
      guaranteed bank loan.....                                                         147,600                         147,600
    Purchase of treasury
      stock....................                                                                        (471,382)       (471,382)
    Issuance of treasury stock
      to ESOP..................                          29,181                                          26,822          56,003
                                    -----------     -----------     -----------     -----------     -----------     -----------
Balance at October 31, 1996....          36,873       8,998,489      13,465,694      (1,020,900)     (2,228,940)     19,251,216
    Net income.................                                       4,638,946                                       4,638,946
    Cash dividends.............                                         (78,445)                                        (78,445)
    Exercise of stock
      options..................             853         628,581                                                         629,434
    Reduction of ESOP
      guaranteed bank loan.....                                                         147,600                         147,600
    Purchase of treasury
      stock....................                                                                        (957,091)       (957,091)
    Issuance of treasury stock
      to ESOP..................                          71,595                                          22,331          93,926
                                    -----------     -----------     -----------     -----------     -----------     -----------
Balance at October 31, 1997....          37,726       9,698,665      18,026,195        (873,300)     (3,163,700)     23,725,586
    Net income.................                                       5,789,381                                       5,789,381
    Cash dividends.............                                        (132,645)                                       (132,645)
    Exercise of stock
      options..................           1,198       1,263,526                                                       1,264,724
    Reduction of ESOP
      guaranteed bank loan.....                                                         147,600                         147,600
    Three-for-two stock
      split....................          15,982         (15,982)
    Purchase of treasury
      stock....................                                                                        (802,349)       (802,349)
    Issuance of treasury stock
      to ESOP..................                         136,069                                          37,335         173,404
                                    -----------     -----------     -----------     -----------     -----------     -----------
Balance at October 31, 1998....     $    54,906     $11,082,278     $23,682,931     $  (725,700)    $(3,928,714)    $30,165,701
                                    ===========     ===========     ===========     ===========     ===========     ===========

          See Notes to Consolidated Financial Statements.

                                         ENGINEERED SUPPORT SYSTEMS, INC.
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED OCTOBER 31,
                                                               ------------------------------------------------
                                                                  1996              1997               1998
                                                               -----------       -----------       ------------
Cash Flow from Operating Activities:
     Net income..........................................      $ 3,314,208       $ 4,638,946       $  5,789,381
     Adjustments to reconcile net income to net cash
        provided by operations:
          Depreciation and amortization..................        1,849,807         1,897,832          2,812,585
          Deferred income taxes..........................         (385,000)         (385,000)           967,000
          Gain on sale of assets.........................          (20,339)                            (879,278)
                                                               -----------       -----------       ------------
    Cash provided before changes in operating assets and
      liabilities, excluding the effects of
      acquisitions.......................................        4,758,676         6,151,778          8,689,688
    Changes in operating assets and liabilities:
        Accounts receivable..............................       (1,344,734)        1,456,357         (1,543,761)
        Contracts in process and inventories.............        2,102,852         2,942,250         (1,169,062)
        Accounts payable.................................       (1,868,487)         (237,694)          (698,894)
        Current income taxes.............................         (166,635)          (87,503)          (795,936)
        Net changes in other assets and liabilities......           55,647           522,524            870,462
                                                               -----------       -----------       ------------
            Net cash provided by operations..............        3,537,319        10,747,712          5,352,497
                                                               -----------       -----------       ------------
Cash Flow from Investing Activities:
    Purchase of Marlo Coil, net of cash acquired.........                                           (25,344,103)
    Purchase of Keco Industries, net of cash acquired....                                           (24,092,537)
    Purchase of McIntyre Engineering.....................                                            (1,512,388)
    Additions to property, plant and equipment...........       (1,145,395)       (1,987,322)        (1,331,147)
    Proceeds from sale of property, plant and
    equipment............................................          102,421                            2,578,027
                                                               -----------       -----------       ------------
            Net cash used in investing activities........       (1,042,974)       (1,987,322)       (49,702,148)
                                                               -----------       -----------       ------------
Cash Flow from Financing Activities:
    Payments under line-of-credit agreement..............       (1,124,041)                          (1,075,961)
    Proceeds of long-term debt...........................                                            45,000,000
    Payments of long-term debt...........................         (857,921)       (1,456,901)        (2,443,749)
    Exercise of stock options............................        1,053,767           629,434          1,264,724
    Purchase of treasury stock...........................         (471,382)         (957,091)          (802,349)
    Cash dividends.......................................          (65,604)          (78,445)          (132,645)
                                                               -----------       -----------       ------------
            Net cash provided by (used in) financing
              activities.................................       (1,465,181)       (1,863,003)        41,810,020
                                                               -----------       -----------       ------------
Net increase (decrease) in cash and cash equivalents.....        1,029,164         6,897,387         (2,539,631)
Cash and cash equivalents at beginning of year...........          386,609         1,415,773          8,313,160
                                                               -----------       -----------       ------------
Cash and Cash Equivalents at End of Year.................      $ 1,415,773       $ 8,313,160       $  5,773,529
                                                               ===========       ===========       ============

          See Notes to Consolidated Financial Statements.

                  ENGINEERED SUPPORT SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Engineered Support Systems, Inc. (Company) and its wholly owned subsidiaries, Engineered Air Systems, Inc. (Engineered Air), Keco Industries, Inc. (Keco), Engineered Coil Company, d/b/a Marlo Coil (Marlo Coil), and Engineered Specialty Plastics, Inc. (ESP). All material intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

In preparing these financial statements, management makes estimates and uses assumptions that effect some of the reported amounts and disclosures. Actual results could differ from these estimates and assumptions.

REVENUE RECOGNITION

Revenues on long-term contracts performed by Engineered Air and Keco, substantially all of which are with the U.S. government, are recognized under the percentage of completion method and include a proportion of the earnings that are expected to be realized on the contract in the ratio that production costs incurred bear to total estimated production costs. Earnings expectations are based upon estimates of contract values and costs at completion. Contracts in process are reviewed on a periodic basis. Adjustments to revenues and earnings are made in the current accounting period based upon revisions in contract values and estimated costs at completion. Provisions for estimated losses on contracts are recorded when identified.

Marlo Coil and ESP recognize revenue when products are shipped. Allowances for anticipated doubtful accounts are provided based on historical experience and evaluation of specific accounts. The allowance for doubtful accounts was $273,000 and $283,000 at October 31, 1998 and 1997, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

For purposes of financial reporting, the Company has determined that the fair value of the Company's financial instruments, including cash and cash equivalents, accounts receivable and long-term debt, approximates book value at October 31, 1998 and 1997, based on terms currently available to the Company in financial markets.

CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. At October 31, 1998 and 1997, the Company's cash and cash equivalents were primarily invested in money market accounts at a financial institution. Management believes the credit risk is limited due to the short-term nature of these funds. Management believes the credit risk related to accounts receivable is limited due to the fact that 52% and 42%, respectively, of accounts receivable at October 31, 1998 and 1997 are due from the U.S. government and its agencies, and due to the adequacy of the Company's allowance for doubtful accounts.

CONTRACTS IN PROCESS AND INVENTORIES

Contracts in process and inventories represent accumulated contract costs, estimated earnings thereon based upon the percentage of completion method and contract inventories reduced by the contract value of delivered items of Engineered Air and Keco. Inventories of Marlo Coil and ESP are valued at the lower of cost or market using the first-in, first-out method.

Accumulated contract costs and inventories are stated at actual costs incurred and consist of direct engineering, production, tooling, applicable overhead and other costs (excluding selling, general and administrative costs which are charged against income as incurred). Title to or a security interest in certain items included in

                  ENGINEERED SUPPORT SYSTEMS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

contracts in process and inventories is vested in the U.S.
government by reason of the progress payment provisions of related contracts. In accordance with industry standards, contracts in process and inventories related to long-term contracts are classified as current assets although a portion may not be realized within one year.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives, which are as follows:

Buildings and improvements..................................  15 to 40 years
Machinery and equipment.....................................   5 to 15 years
Furniture and fixtures......................................   3 to 10 years

INCOME TAXES

The income tax provision is based on earnings reported in the financial statements. Deferred income taxes are provided for the tax effects of temporary differences between financial and income tax reporting using current statutory tax rates.

COST IN EXCESS OF NET ASSETS ACQUIRED

The excess of cost over net assets acquired in purchase transactions is being amortized on a straight-line basis over approximately 25 years.

CASH AND CASH EQUIVALENTS

Cash equivalents include temporary investments with original maturities of three months or less.

EARNINGS PER SHARE

Basic earnings per share for 1998, 1997 and 1996 is based on average basic common shares outstanding, after the effect of the stock split described in Note K, of 4,785,335, 4,753,265 and 4,592,858, respectively. Diluted earnings per share for 1998, 1997 and 1996 is based on average diluted common shares outstanding, after the effect of the stock split described in Note K, of 4,991,453, 4,954,787 and 4,879,944, respectively. Average diluted common shares outstanding include common stock equivalents, which represent common stock options as computed based on the treasury stock method.

TREASURY STOCK

Shares of treasury stock are valued at cost using the first-in, first-out method.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

INDUSTRY INFORMATION

Engineered Air and Keco operate predominately in one segment-- military ground support equipment--and substantially all revenues for these subsidiaries are related to contracts with the U.S.
government. Marlo Coil

                  ENGINEERED SUPPORT SYSTEMS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

manufactures and sells heat transfer and air movement equipment primarily to defense contractors, mechanical contractors and industrial users. ESP manufactures and sells made-to-order injection molded plastic products, and manufactures and distributes a proprietary line of kitchen and bathroom faucets.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131), in June 1997, and Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits" (SFAS 132), in February 1998. SFAS 130 establishes standards for the reporting and display of the Company's components of comprehensive income in the financial statements. SFAS 131 defines segments in terms of the Company's internal organization structure. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The Company will adopt these statements for fiscal year 1999. The adoption of these statements will have no impact on the Company's operating results, statement of financial position or cash flows, as SFAS 130, 131 and 132 provide standards on financial statement disclosure only.

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), was issued in June 1998. SFAS 133 provides standards on accounting and disclosure for derivative instruments, and requires that all derivatives be measured at fair value and reported as either assets or liabilities in the statement of financial position. The Company is required to adopt this statement no later than the beginning of fiscal year 2000. The adoption of this statement will have no impact on the Company's operating results, statement of financial position or cash flows, as the Company does not invest in derivative instruments.

NOTE B -- ACQUISITIONS

Effective February 1, 1998, Engineered Coil Company, a wholly-owned subsidiary of the Company, acquired substantially all of the net assets of Nuclear Cooling, Inc., d/b/a Marlo Coil, a manufacturer of heat transfer and air movement equipment, from an investor group for approximately $25.4 million. The fair value of the assets acquired, including goodwill of $17.1 million, was $31.0 million and liabilities assumed totaled $5.6 million. The purchase price was financed with approximately $2.9 million of available cash resources and bank term debt of $22.5 million. The operating results of Engineered Coil Company (Marlo Coil) are included in the Company's consolidated results of operations from the date of acquisition.

On May 29, 1998, Marlo Coil purchased the exclusive rights to manufacture and distribute the U.S. Navy/Marine products of Edge Electronics Corporation, d/b/a McIntyre Engineering, for approximately $1.5 million. The fair value of the assets acquired was $1.5 million, including goodwill of $1.4 million and a seven-year covenant not to compete of $0.1 million. The purchase price was financed with available cash resources.

On June 24, 1998, the Company purchased all of the outstanding common stock of Keco Industries, Inc. (Keco), a manufacturer of military ground support equipment, from an investor group for approximately $26.7 million. ($1.2 million of this amount relates to consideration to be paid to Keco's previous shareholders in order for the Company to elect treatment of the transaction as an asset purchase pursuant to Section 338(h)(10) of the Internal Revenue Code. This election allows the Company to generate deductions for goodwill amortization and additional depreciation for federal income tax purposes. Section 338(h)(10) consideration to be paid is reflected on the October 31, 1998 Consolidated Balance Sheet as Due to Related Party.) The fair value of the assets acquired, including goodwill of $7.4 million, was $29.6 million and liabilities assumed totaled $2.9 million. The purchase price was financed with approximately $4.2 million of available cash resources and bank term debt of $22.5 million. The operating results of Keco are included in the Company's consolidated results of operations from the date of acquisition.

                  ENGINEERED SUPPORT SYSTEMS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following unaudited pro forma summary presents the combined historical results of operations for the years ended October 31, 1998 and 1997 as adjusted to reflect the purchase transactions assuming the acquisitions had occurred at November 1, 1996. These pro forma results are not necessarily indicative of the combined results that would have occurred had the acquisitions actually taken place on November 1, 1996, nor are they necessarily indicative of the combined results that may occur in the future.

                                                                      YEAR ENDED OCTOBER 31,
                                                                  -------------------------------
                                                                      1997               1998
                                                                  ------------       ------------
Net revenues................................................      $156,659,400       $130,422,267
                                                                  ============       ============
Net income..................................................      $  6,183,958       $  6,063,501
                                                                  ============       ============
Basic earnings per share....................................             $1.30              $1.27
                                                                         =====              =====
Diluted earnings per share..................................             $1.25              $1.21
                                                                         =====              =====

NOTE C -- ACCOUNTS RECEIVABLE

Accounts receivable includes amounts due from the U.S. government of $7,388,364 and $1,561,696 at October 31, 1998 and 1997, respectively.

NOTE D -- CONTRACTS IN PROCESS AND INVENTORIES

Contracts in process and inventories are comprised of the following:

                                                                                                  OCTOBER 31,
                                                                                          ----------------------------
                                                                                             1997             1998
                                                                                          ----------       -----------
         Raw materials..............................................................      $1,535,860       $ 4,578,766
         Work-in-process............................................................         167,043         1,397,593
         Finished goods.............................................................         804,956           845,607
         Inventories substantially applicable to government contracts in process,
           reduced by progress payments of $9,333,930 and $15,932,239...............       4,564,518        11,864,844
                                                                                          ----------       -----------
                                                                                          $7,072,377       $18,686,810
                                                                                          ==========       ===========

Contracts in process and inventories at October 31, 1998 and 1997 include estimated revenue of $18,256,000 and $12,204,000, respectively, representing accumulated contract costs and related estimated earnings on uncompleted government contracts.

NOTE E -- NOTES PAYABLE AND LONG-TERM DEBT

In March 1998, the Company amended its bank credit agreement to provide a $45.0 million term loan and a $10.0 million revolving credit facility. Monthly principal payments on the term loan began in September 1998 with final payment due in May 2003. Borrowings under the term loan and the revolving credit facility are subject to interest, at the Company's option, at either the London Interbank Offered Rate (LIBOR) plus an applicable margin or at the prime rate less 0.5%. The margin applicable to LIBOR varies from 0.5% to 1.5% depending upon the Company's ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization (leverage ratio). At October 31, 1998, the effective interest rate under the credit agreement was 6.47%, and the Company had $10.0 million of availability under the revolving credit facility, which carries an unused commitment fee of 0.125%. The credit agreement contains certain covenants, including maintaining tangible net worth of at least $23.7 million plus 50% of quarterly net income after April 30, 1998, and maintaining a leverage ratio no greater than 3.5 to 1 through October 31, 1999, no greater than 3.0 to 1 from October 31, 1999 to October 31, 2000 and no greater than 2.5 to 1 subsequent to October 31, 2000. Pursuant to the terms of the

                  ENGINEERED SUPPORT SYSTEMS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

credit agreement, the Company is subject to various other financial and operating covenants and maintenance criteria, including restrictions on the Company's ability to incur additional indebtedness, make capital expenditures, create liens, dispose of material assets and enter into merger transactions and lease agreements, and requirements to maintain certain levels of consolidated cash flows, fixed charge coverage and consolidated current ratios. At October 31, 1998, the Company was in compliance with all restrictive covenants of its amended credit agreement. No compensating balance is required or maintained related to the agreement.

Industrial revenue bonds in the amount of $750,000 were issued in September 1982 for construction of Keco's office building and primary manufacturing facility. The bonds require the Company to make quarterly payments of principal and interest through 2002 at a variable interest rate (5.695% at October 31, 1998). The bonds provide the Company with the option to purchase the facility for a nominal amount when fully paid.

Long-term debt consists of:

                                                                                                  OCTOBER 31,
                                                                                          ----------------------------
                                                                                             1997             1998
                                                                                          ----------       -----------
         Term loan, variable rate equal to the lesser of LIBOR plus applicable margin or prime rate less 0.5%, payable in monthly installments of
           principal plus interest, with a final payment of $1,333,328 in 2003......                       $43,833,332
         Industrial revenue bonds, variable rate, payable in quarterly installments
           of $9,375 plus interest, due 2002........................................                           150,000
         Installment note, 8.0%, payable in monthly installments of $14,335
           including interest.......................................................      $1,267,706
                                                                                          ----------       -----------
                                                                                           1,267,706        43,983,332
         Less current maturities....................................................          73,273         7,204,172
                                                                                          ----------       -----------
                                                                                          $1,194,433       $36,779,160
                                                                                          ==========       ===========

The Company has guaranteed a bank term loan for the Engineered Support Systems, Inc. Employee Stock Ownership Plan (ESOP). As loan payments are made, shares, which had been purchased with proceeds from the loan, are released and allocated to participant accounts. The bank holds the unallocated shares as collateral for the loan. The loan, which matures in August 2003, bears interest at the bank's prime rate and is payable in monthly installments of $12,300 plus interest. Under the terms of the loan agreement, the Company is required to make contributions to the ESOP in an amount no less than the amount sufficient to fund the monthly installments.

Borrowings under the revolving credit facility, the bank term loan and the ESOP loan are secured by substantially all assets of the Company and its subsidiaries and are guaranteed by the Company.

Annual principal payments of long-term debt are as follows:

YEAR ENDED OCTOBER 31,
----------------------
1999..........................  $ 7,204,172
2000..........................    8,204,160
2001..........................    9,037,500
2002..........................   10,204,168
2003..........................    9,333,332
                                -----------
                                $43,983,332
                                ===========

Interest paid was $1,828,000, $158,000 and $531,000 in 1998, 1997 and 1996, respectively.

                  ENGINEERED SUPPORT SYSTEMS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE F -- INCOME TAXES

The income tax provision is comprised of the following:

                                                                       YEAR ENDED OCTOBER 31,
                                                            --------------------------------------------
                                                               1996             1997             1998
                                                            ----------       ----------       ----------
Current:
     Federal..........................................      $2,380,000       $3,170,000       $2,526,000
     State............................................         213,000          308,000          365,000
                                                            ----------       ----------       ----------
                                                             2,593,000        3,478,000        2,891,000
                                                            ----------       ----------       ----------
Deferred:
    Federal...........................................        (327,000)        (327,000)         874,000
    State.............................................         (58,000)         (58,000)          93,000
                                                            ----------       ----------       ----------
                                                              (385,000)        (385,000)         967,000
                                                            ----------       ----------       ----------
                                                            $2,208,000       $3,093,000       $3,858,000
                                                            ==========       ==========       ==========

The deferred income tax provision (benefit) results from the following temporary differences:

                                                                      YEAR ENDED OCTOBER 31,
                                                           ---------------------------------------------
                                                             1996              1997              1998
                                                           ---------         ---------         ---------
Uncompleted contracts.............................         $(332,000)        $ (23,000)        $ 813,000
Depreciation......................................            18,000          (229,000)         (328,000)
Contributions to employee benefit plans...........           (56,000)          (60,000)          222,000
Other, net........................................           (15,000)          (73,000)          260,000
                                                           ---------         ---------         ---------
                                                           $(385,000)        $(385,000)        $ 967,000
                                                           =========         =========         =========

Deferred tax liabilities (assets) are comprised of the following:

                                                                                     OCTOBER 31,
                                                                             ---------------------------
                                                                                1997             1998
                                                                             ----------       ----------
Depreciation...........................................................      $3,040,000       $2,740,000
Contract revenue.......................................................        (460,000)         393,000
Employee benefits......................................................        (354,000)        (124,000)
Asset reserves.........................................................        (268,000)        (182,000)
Net operating loss and tax credit carryforwards........................        (273,000)        (195,000)
Other..................................................................        (105,000)         (85,000)
                                                                             ----------       ----------
                                                                             $1,580,000       $2,547,000
                                                                             ==========       ==========

                  ENGINEERED SUPPORT SYSTEMS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A reconciliation between the income tax provision and the annual amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                                                  YEAR ENDED OCTOBER 31,
                                                                       --------------------------------------------
                                                                          1996             1997             1998
                                                                       ----------       ----------       ----------
Income tax provision at statutory federal rate...................      $1,878,000       $2,629,000       $3,280,000
State income taxes and other, net................................         330,000          464,000          578,000
                                                                       ----------       ----------       ----------
                                                                       $2,208,000       $3,093,000       $3,858,000
                                                                       ==========       ==========       ==========

Income taxes paid were $3,081,000, $3,228,000 and $2,239,000 in
1998, 1997 and 1996, respectively.

As of October 31, 1998, the Company had net operating loss carryforwards of approximately $13,000 available to offset future taxable income, and investment and targeted jobs tax credit carryforwards of approximately $190,000 available to offset future federal income taxes which would otherwise be payable. These carryforwards, which relate to ESP, expire in 2003. The Company expects the carryforwards to be fully utilized and, accordingly, has recorded a deferred tax asset relating to the carryforwards.

NOTE G -- SHAREHOLDERS' EQUITY

The Company has established plans whereby options may be granted to employees and directors of the Company to purchase shares of the Company's common stock. Options granted are at an option price equal to the market value on the date the option is granted. Subject to continuation of employment, all options must be exercised within five years from the date of grant and are exercisable at any time during this period. As of October 31, 1998, 869,038 shares of unissued common stock were authorized and reserved for outstanding options, which had a weighted average remaining contractual life of
3.7 years at that date.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for the stock option plans. Accordingly, no compensation expense has been recognized for stock option awards. Had compensation expense for the Company's stock option awards been determined based upon their grant date fair value consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company's net income would have been reduced by $825,000, or $.17 per average diluted common share outstanding, in 1998 and $219,000, or $.04 per average diluted common share outstanding, in 1997. The fair value of options at the grant date was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                              1997            1998
                                                              ----            ----
Expected life...............................................  3.6 years       3.2 years
Volatility..................................................    42%             50%
Dividend yield..............................................  0.17%           0.30%
Risk-free interest rate.....................................  6.06%           4.67%

                  ENGINEERED SUPPORT SYSTEMS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The weighted average fair value of options granted in 1998 and 1997 was $5.13 and $2.53, respectively. Transactions involving the stock option plans are as follows:

                                                                   SHARES         PRICE PER SHARE
                                                                  --------       -----------------
Outstanding at October 31, 1996.............................       320,250       $ 1.25 to  $6.42
Options granted.............................................       144,000       $ 6.50 to  $8.25
Options exercised...........................................      (127,950)      $ 1.00 to  $8.25
                                                                  --------
Outstanding at October 31, 1997.............................       336,300       $ 1.25 to  $8.25
Options granted.............................................       268,000       $10.46 to $15.00
Options exercised...........................................      (143,500)      $ 1.25 to $15.00
Options canceled............................................        (1,500)      $15.00
                                                                  --------
Outstanding at October 31, 1998.............................       459,300       $ 2.37 to $15.00
                                                                  ========

The following table summarizes information for stock options outstanding at October 31, 1998:

                                                          OPTIONS         WEIGHTED AVERAGE       WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES                                OUTSTANDING        REMAINING LIFE         EXERCISE PRICE
------------------------                                -----------       ----------------       ----------------
$2.37 to $3.83........................................     18,000            1.13 years               $ 2.80
$4.08 to $5.75........................................     71,050            2.15 years               $ 4.22
$6.42 to $8.25........................................    126,250            3.09 years               $ 6.58
$10.46 to $15.00......................................    244,000            4.69 years               $13.33

NOTE H -- RETIREMENT PLANS

Engineered Air has a non-contributory defined benefit pension plan covering substantially all full-time employees covered by a collective bargaining agreement. The Company's funding policy is to make annual contributions to the pension plan sufficient to fund the normal cost, including amortization of prior service cost, over a period of 15 years. A summary of the components of net periodic pension cost for the defined benefit plan is as follows:

                                                                                          YEAR ENDED OCTOBER 31,
                                                                                 -----------------------------------------
                                                                                   1996            1997            1998
                                                                                 ---------       ---------       ---------
Service cost...............................................................      $ 133,600       $ 140,000       $ 131,000
Interest cost on projected benefit obligation..............................        261,300         306,000         335,000
Actual return on plan assets...............................................       (288,200)       (365,000)       (425,000)
Net amortization and deferral..............................................         28,300          53,800          47,000
                                                                                 ---------       ---------       ---------
Total pension expense......................................................      $ 135,000       $ 134,800       $  88,000
                                                                                 =========       =========       =========

Assumptions used in accounting for the defined benefit plan in 1998, 1997 and 1996 were a weighted average discount rate of 6.75 percent,
7.5 percent and 7.75 percent, respectively, and an expected long-term rate of return on assets of 9.0 percent. The decrease in the discount rate assumption resulted in an increase of $421,000 in the accumulated and projected benefit obligation as of October 31, 1998.

                  ENGINEERED SUPPORT SYSTEMS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table sets forth funded status and amounts recognized in the consolidated balance sheets for the defined benefit pension plan:

                                                                                         OCTOBER 31,
                                                                                 ---------------------------
                                                                                    1997             1998
                                                                                 ----------       ----------
Actuarial present value of benefit obligation:
     Vested benefit obligation.............................................      $4,415,000       $5,087,000
     Non-vested benefit obligation.........................................         186,000          112,000
                                                                                 ----------       ----------
     Accumulated benefit obligation........................................      $4,601,000       $5,199,000
                                                                                 ==========       ==========
Plan assets at fair value--primarily listed common stocks, bonds and U.S.
  government securities....................................................      $4,893,000       $5,366,000
Projected benefit obligation...............................................       4,601,000        5,199,000
                                                                                 ----------       ----------
Plan assets in excess of projected benefit obligation......................         292,000          167,000
Unrecognized net (gain) loss...............................................        (192,000)         793,000
Unrecognized prior service cost............................................         274,000          234,000
Unrecognized net obligation at November 1, 1986, net of amortization.......           8,000
                                                                                 ----------       ----------
Net pension asset recognized in consolidated balance sheets................      $  382,000       $1,194,000
                                                                                 ==========       ==========

The Company has an Employee Stock Ownership Plan (ESOP) covering all salaried employees of Engineered Air, and all employees of ESP, Marlo Coil (effective July 1, 1998) and Keco (effective January 1,
1999). The ESOP provides for a matching contribution by the Company of no less than 25% of each employee's contributions up to a maximum of 6% of the employee's earnings. The Company also makes discretionary annual contributions in an amount no less than the amount sufficient to pay the monthly installments of the ESOP bank loan. All employee and employer contributions to the ESOP are 100 percent vested. The Company has recorded expenses based on contributions to the ESOP for the years ended October 31, 1998, 1997 and 1996 of $481,000, $377,000 and $293,000, respectively. Interest payments on the ESOP bank loan were $62,000, $81,000 and $93,000 in 1998, 1997 and 1996, respectively. The Company accounts for ESOP shares under the cash payment method. All ESOP shares are considered outstanding for purposes of computing earnings per share

Prior to July 1, 1998, the Marlo Coil Employee Retirement Plan (Marlo Plan) covered all full-time employees of Marlo Coil. The Marlo Plan provided for a matching contribution by Marlo Coil of 50% of each employee's contributions up to a maximum of 4% of the employee's earnings. Marlo Coil also made discretionary contributions to the Marlo Plan. The Company has recorded expenses based on contributions to the Marlo Plan for the year ended October 31, 1998 of $86,000. The Marlo Plan was terminated effective June 30, 1998 and all assets were transferred to the ESOP.

Prior to January 1, 1999, all full-time employees of Keco were covered by the Keco Industries 401(k) Profit Sharing Plan (Keco
Plan). The Keco Plan provided for a matching contribution by Keco of 100% of each employee's contributions up to a maximum of 3% of the employee's earnings. Keco also made additional contributions in an amount equal to 2% of the employee's earnings to the Keco Plan. The Company has recorded expenses based on contributions to the Keco Plan for the year ended October 31, 1998 of $128,000. The Keco Plan will be terminated effective February 28, 1999 and all assets will be transferred to the ESOP.

NOTE I -- SEGMENT INFORMATION

The Company operates in two industry segments: the military support and related industrial/commercial equipment segment and the custom molded plastic products segment. The military support and related

                  ENGINEERED SUPPORT SYSTEMS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

industrial/commercial equipment operations involve the engineering, fabrication and assembly of a broad range of military support equipment designed for rapid deployment around the world, as well as related heat transfer and air handling equipment sold to commercial and industrial users. The custom molded plastic products operations involve the manufacture and sale of a broad range of injection molded resin products, as well as the manufacture and sale of a proprietary line of plastic faucets. All corporate expenses and assets have been allocated to the business segments.

Approximately 55%, 82% and 79%, respectively, of 1998, 1997 and 1996 consolidated revenues were from two customers--45%, 71% and 73%, respectively, from the U.S. government and 10%, 11% and 6%, respectively, from another customer. The Company's export net sales and intersegment net sales are not significant.

Information by industry segment is summarized as follows:

                                                                                        YEAR ENDED OCTOBER 31,
                                                                            -----------------------------------------------
                                                                               1996              1997              1998
                                                                            -----------       -----------       -----------
Net Revenues:
     Military Support and Related Industrial/Commerical Equipment.....      $59,179,141       $64,397,161       $69,912,976
     Custom Molded Plastic Products...................................       22,327,802        24,173,809        27,059,910
                                                                            -----------       -----------       -----------
        Total.........................................................      $81,506,943       $88,570,970       $96,972,886
                                                                            ===========       ===========       ===========
Income from Operations:
    Military Support and Related Industrial/Commercial Equipment......      $ 5,087,705       $ 5,577,402       $ 7,051,192
    Custom Molded Plastic Products....................................          848,312         2,090,512         3,191,172
                                                                            -----------       -----------       -----------
        Total.........................................................      $ 5,936,017       $ 7,667,914       $10,242,364
                                                                            ===========       ===========       ===========
Identifiable Assets:
    Military Support and Related Industrial/Commercial Equipment......      $21,033,652       $24,255,029       $76,871,245
    Custom Molded Plastic Products....................................       13,058,479        12,829,025        15,288,977
                                                                            -----------       -----------       -----------
        Total.........................................................      $34,092,131       $37,084,054       $92,160,222
                                                                            ===========       ===========       ===========
Depreciation and Amortization Expense:
    Military Support and Related Industrial/Commercial Equipment......      $   746,581       $   833,008       $ 1,905,378
    Custom Molded Plastic Products....................................        1,103,226         1,064,824           907,207
                                                                            -----------       -----------       -----------
        Total.........................................................      $ 1,849,807       $ 1,897,832       $ 2,812,585
                                                                            ===========       ===========       ===========
Capital Expenditures:
    Military Support and Related Industrial/Commercial Equipment......      $ 1,035,240       $   583,561       $   332,030
    Custom Molded Plastic Products....................................          110,155         1,403,761           999,117
                                                                            -----------       -----------       -----------
        Total.........................................................      $ 1,145,395       $ 1,987,322       $ 1,331,147
                                                                            ===========       ===========       ===========

NOTE J -- CONTINGENCIES

As a government contractor, the Company is continually subject to audit by various agencies of the U.S. government to determine compliance with various procurement laws and regulations. As a result of such audits and as part of normal business operations of the Company, various claims and charges are asserted against the

                  ENGINEERED SUPPORT SYSTEMS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Company. It is not possible at this time to predict the outcome of all such actions. However, management is of the opinion that it has good defenses against such actions and believes that none of these matters will have a material effect on the consolidated financial position or the results of operations of the Company.

NOTE K -- STOCK SPLIT

On June 26, 1998, the Company effected a 3-for-2 stock split in the form of a 50% stock dividend. All per share amounts, as well as all share amounts related to the Company's stock option plans, in this report have been restated to reflect this stock split.

                                          ENGINEERED SUPPORT SYSTEMS, INC.
                                        CONDENSED CONSOLIDATED BALANCE SHEET
                                                    (UNAUDITED)

                                                                                                          JANUARY 31,
                                                                                                             1999
                                                                                                          -----------
ASSETS
Current Assets:
    Cash and cash equivalents.......................................................................      $ 3,778,646
    Accounts receivable.............................................................................       11,938,409
    Contracts in process and inventories............................................................       20,755,607
    Other current assets............................................................................        1,343,484
                                                                                                          -----------
        Total Current Assets........................................................................       37,816,146
Property, plant and equipment, less accumulated depreciation of $14,580,148.........................       24,863,737
Cost in excess of net assets acquired, less accumulated amortization of $1,345,994..................       25,563,074
Other assets........................................................................................        1,168,524
                                                                                                          -----------
        Total Assets................................................................................      $89,411,481
                                                                                                          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Current maturities of long-term debt............................................................      $ 7,454,168
    Accounts payable................................................................................        6,080,543
    Other current liabilities.......................................................................        6,121,827
                                                                                                          -----------
        Total Current Liabilities...................................................................       19,656,538
Long-term debt......................................................................................       34,769,787
Deferred income taxes...............................................................................        2,659,699
ESOP guaranteed bank loan...........................................................................          688,800
Shareholders' Equity:
    Common Stock, par value $.01 per share; 10,000,000 shares authorized;
      5,490,604 shares issued.......................................................................           54,906
    Additional paid-in capital......................................................................       11,230,443
    Retained earnings...............................................................................       24,983,931
                                                                                                          -----------
                                                                                                           36,269,280
    Less ESOP guaranteed bank loan..................................................................          688,800
    Less treasury stock at cost, 629,684 shares.....................................................        3,943,823
                                                                                                          -----------
                                                                                                           31,636,657
                                                                                                          -----------
        Total Liabilities and Shareholders' Equity..................................................      $89,411,481
                                                                                                          ===========

     See Notes to Condensed Consolidated Financial Statements.

                                            ENGINEERED SUPPORT SYSTEMS, INC.
                                      CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                                     (UNAUDITED)

                                                                                                THREE MONTHS ENDED
                                                                                                    JANUARY 31,
                                                                                           -----------------------------
                                                                                              1998              1999
                                                                                           -----------       -----------
Net revenues.........................................................................      $16,238,139       $28,236,975

Cost of revenues.....................................................................       12,934,370        21,655,628
                                                                                           -----------       -----------
    Gross profit.....................................................................        3,303,769         6,581,347

Selling, general and administrative expense..........................................        1,844,460         3,633,948
                                                                                           -----------       -----------
    Income from operations...........................................................        1,459,309         2,947,399

Interest expense.....................................................................          (23,396)         (693,762)

Interest income......................................................................           96,248            56,766
                                                                                           -----------       -----------
    Income before income taxes.......................................................        1,532,161         2,310,403

Income tax provision.................................................................          613,000           922,000
                                                                                           -----------       -----------
    Net income.......................................................................      $   919,161       $ 1,388,403
                                                                                           ===========       ===========
Basic earnings per share.............................................................            $0.19             $0.29
                                                                                                 =====             =====
Diluted earnings per share...........................................................            $0.19             $0.28
                                                                                                 =====             =====

     See Notes to Condensed Consolidated Financial Statements.

                                           ENGINEERED SUPPORT SYSTEMS, INC.
                                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                     (UNAUDITED)

                                                                                            THREE MONTHS ENDED
                                                                                               JANUARY 31,
                                                                                      ------------------------------
                                                                                         1998               1999
                                                                                      -----------       ------------
From operating activities:
     Net income.................................................................      $   919,161       $  1,388,403
     Depreciation and amortization..............................................          464,417            890,179
                                                                                      -----------       ------------
        Cash provided (used) before changes in operating assets and
          liabilities...........................................................        1,383,578          2,278,582
    Net (increase) decrease in non-cash current assets..........................       (1,347,010)           228,467
    Net increase (decrease) in non-cash current liabilities.....................       (2,445,336)        (2,384,024)
    (Increase) decrease in other assets.........................................          219,295            193,002
                                                                                      -----------       ------------
        Net cash provided by (used in) operating activities.....................       (2,189,473)           316,027
                                                                                      -----------       ------------
From investing activities:
    Additions to property, plant and equipment..................................          (73,122)          (399,079)
                                                                                      -----------       ------------
        Net cash provided by (used in) investing activities.....................          (73,122)          (399,079)
                                                                                      -----------       ------------
From financing activities:
    Payments of long-term debt..................................................       (1,267,706)        (1,759,377)
    Purchase of treasury stock..................................................         (339,758)           (65,052)
    Exercise of stock options...................................................           86,407
    Cash dividends..............................................................          (43,115)           (87,402)
                                                                                      -----------       ------------
        Net cash provided by (used in) financing activities.....................       (1,564,172)        (1,911,831)
                                                                                      -----------       ------------
Net increase (decrease) in cash and cash equivalents............................       (3,826,767)        (1,994,883)
Cash and cash equivalents at beginning of period................................        8,313,160          5,773,529
                                                                                      -----------       ------------
Cash and cash equivalents at end of period......................................      $ 4,486,393       $  3,778,646
                                                                                      ===========       ============

     See Notes to Condensed Consolidated Financial Statements.

                  ENGINEERED SUPPORT SYSTEMS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended January 31, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements for footnotes thereto included in the Company's annual report to shareholders for the year ended October 31, 1998.

NOTE B -- EARNINGS PER SHARE

All earnings per share amounts have been restated after giving effect to the stock split described in Note E. Average diluted common shares outstanding include common stock equivalents, which represent common stock options as computed based on the treasury stock method.

Basic earnings per share for the three months ended January 31, 1999 and 1998 is based on average basic common shares outstanding of 4,852,342 and 4,762,133, respectively. Diluted earnings per share for the three months ended January 31, 1999 and 1998 is based on average diluted common shares outstanding of 5,032,339 and 4,967,366, respectively.

NOTE C -- CONTRACTS IN PROCESS AND INVENTORIES

Contracts in process and inventories of Engineered Air Systems, Inc. and Keco Industries, Inc. represent accumulated contract costs, estimated earnings thereon based upon the percentage of completion method and contract inventories reduced by the contract value of delivered items. Inventories of Engineered Specialty Plastics, Inc. and Engineered Coil Company are valued at the lower of cost or market using the first-in, first-out method. Contracts in process and inventories are comprised of the following:

                                                                           OCTOBER 31, 1998       JANUARY 31, 1999
                                                                           ----------------       ----------------
         Raw materials...............................................        $ 4,578,766            $ 4,449,814
         Work-in-process.............................................          1,397,593              1,385,119
         Finished goods..............................................            845,607                549,350
         Inventories substantially applicable to government contracts in process, less progress payments of $15,932,239 and
           $14,719,950...............................................         11,864,844             14,371,324
                                                                             -----------            -----------
                                                                             $18,686,810            $20,755,607
                                                                             ===========            ===========

NOTE D -- ACQUISITIONS

Effective February 1, 1998, Engineered Coil Company, a wholly-owned subsidiary of the Company, acquired substantially all of the net assets of Nuclear Cooling, Inc., d/b/a Marlo Coil, a manufacturer of heat transfer and air movement equipment, for approximately $25.4 million. The fair value of assets acquired, including goodwill of $17.1 million, was $31.0 million and liabilities assumed totaled $5.6 million. The purchase price was financed with approximately $2.9 million of available cash resources and bank term debt of $22.5 million. The operating results of Engineered Coil Company (Marlo
Coil) are included in the Company's consolidated results of operations from the date of acquisition.

                  ENGINEERED SUPPORT SYSTEMS, INC.
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

On May 29, 1998, Marlo Coil purchased the exclusive rights to manufacture and distribute the U.S. Navy/Marine products of Edge Electronics Corporation, d/b/a McIntyre Engineering, for approximately $1.5 million. The fair value of the assets acquired was $1.5 million, including goodwill of $1.4 million and a seven-year covenant not to compete of $0.1 million. The purchase price was financed with available cash resources.

On June 24, 1998, the Company acquired all of the outstanding stock of Keco Industries, Inc. (Keco), a manufacturer of military ground support equipment, from an investor group for approximately $26.7 million. ($1.2 million of this amount relates to consideration to be paid to Keco's previous shareholders in order for the Company to elect treatment of the transaction as an asset purchase pursuant to
Section 338(h)(10) of the Internal Revenue Code. This election allows the Company to generate deductions for goodwill amortization and additional depreciation for federal income tax purposes. Section 338(h)(10) consideration to be paid is included in Other Current Liabilities on the January 31, 1999 and October 31, 1998 Condensed Consolidated Balance Sheets.) The fair value of the assets acquired, including goodwill of $7.4 million, was $29.6 million and liabilities assumed totaled $2.9 million. The purchase price was financed with approximately $4.2 million of available cash resources and bank term debt of $22.5 million. The operating results of Keco are included in the Company's consolidated results of operations from the date of acquisition.

If these acquisitions had occurred on November 1, 1997, net revenues would have been $33,759,015 resulting in net income of $648,081, or $.14 per basic common share and $.13 per diluted common share, on an unaudited pro forma basis for the three months ended January 31, 1998. These pro forma results are not necessarily indicative of the combined results that would have occurred had the acquisitions actually taken place on November 1, 1997, nor are they necessarily indicative of the combined results that may occur in the future.

NOTE E -- STOCK SPLIT

On June 26, 1998, the Company effected a 3-for-2 stock split in the form of a 50% stock dividend. All earnings per share amounts in this report have been restated to reflect this stock split.

NOTE F -- SUBSEQUENT EVENT

On February 22, 1999, Engineered Electric Company, a wholly-owned subisidiary of the Company, acquired substantially all of the net assets of the Fermont division of Dynamics Corp. of America, a wholly-owned subsidiary of CTS Corporation, in a purchase transaction for approximately $10 million subject to certain post-closing adjustments. Fermont is a manufacturer of electrical generators sold primarily to the Department of Defense.

                 REPORT OF INDEPENDENT ACCOUNTANTS

       To the Board of Directors
       and Shareholders of
       Keco Industries, Inc.

       In our opinion, the accompanying balance sheets and related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Keco Industries, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

       PricewaterhouseCoopers LLP
       St. Louis, Missouri
       July 10, 1998

                                     KECO INDUSTRIES, INC.

                                        BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                     1996              1997
                                                                  -----------       -----------
ASSETS
Current assets:
    Cash and cash equivalents...............................      $ 1,590,584       $   724,363
    Accounts receivable.....................................        1,147,582         2,877,002
    Contracts in process and inventories, net...............        9,313,067        11,084,052
    Other current assets....................................           33,450            35,678
                                                                  -----------       -----------
        Total current assets................................       12,084,683        14,721,095
Property, plant and equipment:
    Land....................................................          719,000           719,000
    Buildings and improvements..............................        6,003,939         6,053,574
    Machinery and equipment.................................        2,231,058         2,387,877
    Furniture and fixtures..................................        1,120,934         1,174,702
    Less: Accumulated depreciation..........................       (3,967,746)       (4,357,531)
                                                                  -----------       -----------
                                                                    6,107,185         5,977,622
                                                                  -----------       -----------
        Total assets........................................      $18,191,868       $20,698,717
                                                                  ===========       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Notes payable...........................................      $                 $ 1,000,000
    Current maturities of long-term debt....................           37,500            37,500
    Accounts payable........................................        1,676,627         1,982,102
    Accrued employee compensation...........................          541,331           594,002
    Other accrued expenses..................................          239,507           144,445
    Provisions for losses on contracts......................        1,440,665           292,060
                                                                  -----------       -----------
        Total current liabilities...........................        3,935,630         4,050,109
Commitments and contingencies (Note 7)
Long-term debt..............................................          178,125           140,625
Shareholders' equity:
    Common stock, no par value; 86,577 shares issued and
      outstanding...........................................        1,650,980         1,650,980
    Retained earnings.......................................       12,427,133        14,857,003
                                                                  -----------       -----------
        Total shareholders' equity..........................       14,078,113        16,507,983
                                                                  -----------       -----------
            Total liabilities and shareholders' equity......      $18,191,868       $20,698,717
                                                                  ===========       ===========

  The accompanying notes are an integral part of these financial statements.

                                    KECO INDUSTRIES, INC.

                          STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                       FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                     1996              1997
                                                                  -----------       -----------
Net revenues................................................      $42,682,202       $41,718,730

Cost of revenues............................................       38,301,680        35,627,863
                                                                  -----------       -----------

Gross profit................................................        4,380,522         6,090,867

General and administrative expense..........................        2,263,806         2,206,075
                                                                  -----------       -----------

Income from operations......................................        2,116,716         3,884,792

Other income:

    Interest, net...........................................           55,370            45,611

    Other, net..............................................          139,154           159,068
                                                                  -----------       -----------

Net income..................................................        2,311,240         4,089,471

Retained earnings, beginning of period......................       11,526,637        12,427,133

Less--distributions to shareholders.........................       (1,410,744)       (1,659,601)
                                                                  -----------       -----------

Retained earnings, end of period............................      $12,427,133       $14,857,003
                                                                  ===========       ===========

  The accompanying notes are an integral part of these financial statements.

                                     KECO INDUSTRIES, INC.

                                    STATEMENTS OF CASH FLOWS
                                                                       FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                     1996              1997
                                                                  -----------       -----------
Cash flows from operating activities:
     Net income.............................................      $ 2,311,240       $ 4,089,471
     Adjustments to reconcile net income to net cash
       provided by operations:
          Depreciation and amortization.....................          395,922           389,785
     Changes in operating assets and liabilities:
          Accounts receivable...............................        3,144,978        (1,729,420)
          Contracts in process and inventories, net.........         (206,222)       (1,770,985)
          Other current assets..............................             (148)           (2,228)
          Accounts payable..................................         (142,780)          305,475
          Accrued employee compensation.....................           67,337            52,671
          Provisions for losses on contracts................         (884,136)       (1,148,605)
          Other accrued expenses............................          (68,221)          (95,062)
                                                                  -----------       -----------
            Net cash provided by operations.................        4,617,970            91,102
                                                                  -----------       -----------
Cash flows from investing activities:
    Additions to property, plant and equipment..............         (111,050)         (260,222)
                                                                  -----------       -----------
            Net cash used in investing activities...........         (111,050)         (260,222)
                                                                  -----------       -----------
Cash flows from financing activities:
    Payments on long-term debt..............................       (1,787,500)          (37,500)
    Net proceeds from line of credit borrowings.............                          1,000,000
    Distributions to shareholders...........................       (1,410,744)       (1,659,601)
                                                                  -----------       -----------
            Net cash used in financing activities...........       (3,198,244)         (697,101)
                                                                  -----------       -----------
Net increase (decrease) in cash and cash equivalents........        1,308,676          (866,221)
Cash and cash equivalents at beginning of year..............          281,908         1,590,584
                                                                  -----------       -----------
Cash and cash equivalents at end of year....................      $ 1,590,584       $   724,363
                                                                  ===========       ===========
Supplemental disclosure of cash flow information:
    Interest paid...........................................      $    32,360       $    35,286
                                                                  ===========       ===========

  The accompanying notes are an integral part of these financial statements.

                       KECO INDUSTRIES, INC.

                   NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

GENERAL

Keco Industries, Inc. (the "Company") is a manufacturer of a variety of military ground support equipment. The Company operates predominantly in this one segment and substantially all of its revenues are related to contracts with the U.S. Government. The financial statements of the Company are prepared on the accrual basis of accounting.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenues from long-term contracts are recognized under the percentage of completion method and include a proportion of the earnings that are expected to be realized on the contract in the ratio that production costs incurred bear to total estimated production costs. Earnings expectations are based upon estimates of contract values and costs at completion. Contracts in process are reviewed on a periodic basis and adjustments to revenues and earnings are made in the current accounting period based upon revisions in contract values and estimated costs at completion. Provisions for estimated losses on contracts are recorded when identified.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, contracts in process and inventories, net, other current assets and accrued expenses approximates fair value due to the short maturity of those instruments. The carrying amount of long-term debt approximates fair value, as the debt instrument is at a variable interest rate which is based on market rates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include temporary investments with original maturities of three months or less.

CONTRACTS IN PROCESS AND INVENTORIES

Contracts in process and inventories represent accumulated contract costs, estimated earnings thereon based upon the percentage of completion method and contract inventories reduced by related progress payments received by the Company.

Accumulated contract costs and inventories are stated at actual costs incurred and consist of direct engineering, production, tooling, applicable overhead and other costs (excluding selling, general and administrative costs which are charged against income as incurred). Title to or a security interest in certain items included in contracts in process and inventories is vested in the U.S. Government through the progress payment provisions of the related contracts. In accordance with industry standards, contracts in process and inventories related to long-term contracts are classified as current assets although a portion may not be realized within one year.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives ranging from 5 to 40 years.

                       KECO INDUSTRIES, INC.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

2. CONTRACTS IN PROCESS AND INVENTORIES

Contracts in process and inventories are comprised of the following:

                                                                                    1996              1997
                                                                                 -----------       -----------
          Inventories substantially applicable to government contracts in
           process.........................................................      $21,505,308       $22,176,944
          Less: Progress payments applied..................................       12,192,241        11,092,892
                                                                                 -----------       -----------
                                                                                 $ 9,313,067       $11,084,052
                                                                                 ===========       ===========

Contracts in process and inventories at December 31, 1997 and 1996 include estimated revenue of $9,579,423 and $10,200,751, respectively, representing accumulated contract costs and related estimated gross margin on uncompleted government contracts.

3. NOTES PAYABLE AND LONG-TERM DEBT

Industrial Revenue Bonds in the amount of $750,000 were issued on September 1, 1982 for construction of the Company's office building and primary manufacturing facility. The bonds require the Company to make quarterly payments of principal and interest for 20 years including interest at a variable interest rate (5.53% at December 31, 1997 and 1996). The Bonds provide the Company with the option to purchase the facility for a nominal amount when the Bonds are fully paid.

Annual principal payments of long-term debt are as follows:

YEAR ENDED DECEMBER 31,
-----------------------
1998....................................      $ 37,500
1999....................................        37,500
2000....................................        37,500
2001....................................        37,500
2002....................................        28,125
                                              --------
                                              $178,125
                                              ========

The Company maintained an $8,000,000 revolving line of credit with a financial institution, secured by receivables and inventory of the Company. Interest on outstanding balances accrued at a variable rate not to exceed prime less one-half percent (7.875% at December 31, 1997). The line of credit agreement expired on June 28, 1998. The balance outstanding at December 31, 1997 was $1,000,000. No amount was outstanding at December 31, 1996.

4. RETIREMENT PLANS

The Company has a 401(k) Profit Sharing Plan for qualified employees who have completed one year of service and attained the age of twenty-one. Once eligible, contributions are made by the Company on behalf of the participants equal to 2% of eligible compensation as defined in the Plan. Participants must complete at least 500 hours of service during the Plan year or be employed as of the last day of the Plan year to be eligible for Company contributions for that Plan year.

                       KECO INDUSTRIES, INC.

Additionally, the Company makes matching contributions to the Plan equal to 100% of participants pre-tax contributions up to a maximum of 3% of eligible compensation contributed to the Plan by participants. Contributions of $393,018 and $381,320 were made for the years ended December 31, 1997 and 1996, respectively.

5. INCOME TAXES

The Company is organized under subchapter S of the Internal Revenue Code. In lieu of corporate income taxes, the shareholders of the S corporation are taxed on their proportionate share of the Company's taxable income. Accordingly, no provision for corporate income taxes has been recorded in these financial statements.

6. ECONOMIC DEPENDENCY

The Company is economically dependent on U.S. Government contracts directly and indirectly. Products sold to the U.S. Government represent the majority of sales in 1997 and 1996.

7. COMMITMENTS AND CONTINGENCIES

As a government contractor, the Company is continually subject to audit by various agencies of the U.S. Government to determine compliance with various procurement laws and regulations. As a result of such audits and as part of normal business operations, various claims and charges are asserted against the Company. It is not possible at this time to predict the outcome of all such actions. However, management believes they have adequately provided for any such contingencies and none of these matters will have a material adverse effect on the financial position or the results of operations of the Company.

8. SUBSEQUENT EVENTS

The Company and Engineered Support Systems, Inc. signed a definitive Stock Purchase Agreement on May 15, 1998, under which Engineered Support Systems, Inc. agreed to purchase all of the outstanding stock of the Company. This transaction was completed on June 24, 1998.

                                         KECO INDUSTRIES, INC.

                                  CONDENSED BALANCE SHEET (UNAUDITED)

                                                                                           JUNE 24, 1998
                                                                                           -------------
ASSETS
Current Assets:
    Cash and cash equivalents........................................................       $ 2,588,969
    Accounts receivable..............................................................         2,715,038
    Contracts in process and inventories.............................................         7,815,825
    Prepaid expenses and other assets................................................            41,826
                                                                                            -----------
        Total Current Assets.........................................................        13,161,658
Property, plant & equipment, net of accumulated depreciation of $4,010,148...........         5,958,523
                                                                                            -----------
        Total Assets.................................................................       $19,120,181
                                                                                            ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Current maturities of long-term debt.............................................       $    37,500
    Accounts payable.................................................................           664,886
    Other current liabilities........................................................         1,535,240
                                                                                            -----------
        Total Current Liabilities....................................................         2,237,626
Long-term debt.......................................................................           121,875
Shareholders' Equity:
    Common stock.....................................................................         1,650,980
    Retained earnings................................................................        15,109,700
                                                                                            -----------
        Total Shareholders' Equity...................................................        16,760,680
                                                                                            -----------
    Total Liabilities and Shareholders' Equity.......................................       $19,120,181
                                                                                            ===========

            See Notes to Condensed Financial Statements.

                                              KECO INDUSTRIES, INC.

                                    CONDENSED STATEMENTS OF INCOME (UNAUDITED)

                                                                                         SIX MONTHS ENDED
                                                                                 ---------------------------------
                                                                                 JUNE 30, 1997       JUNE 24, 1998
                                                                                 -------------       -------------
Net revenues...............................................................       $21,377,645         $19,216,911

Cost of revenues...........................................................        19,070,990          16,512,404
                                                                                  -----------         -----------

    Gross profit...........................................................         2,306,655           2,704,507

Selling, general & administrative expense..................................         1,069,039           1,077,376
                                                                                  -----------         -----------

    Income from operations.................................................         1,237,616           1,627,131

Net interest expense (income)..............................................           (55,958)            (33,654)
                                                                                  -----------         -----------

    Income before income taxes.............................................         1,293,574           1,660,785

Income tax provision (Note C)..............................................                 0                   0
                                                                                  -----------         -----------

    Net income.............................................................       $ 1,293,574         $ 1,660,785
                                                                                  ===========         ===========

            See Notes to Condensed Financial Statements.

                                              KECO INDUSTRIES, INC.

                                  CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                         SIX MONTHS ENDED
                                                                                 ---------------------------------
                                                                                 JUNE 30, 1997       JUNE 24, 1998
                                                                                 -------------       -------------
Cash Flow from Operating Activities:
     Net income............................................................       $ 1,293,574         $ 1,660,785
     Adjustments to reconcile net income to net cash provided by operations:
          Depreciation.....................................................           196,487             157,617
                                                                                  -----------         -----------
    Cash provided before changes in operating assets and liabilities.......         1,490,061           1,818,402
    Changes in operating assets and liabilities:
        Accounts receivable................................................        (2,428,936)            161,964
        Contracts in process and inventories...............................         3,609,074           3,268,227
        Accounts payable...................................................          (552,222)         (1,317,216)
        Other assets and liabilities.......................................        (1,160,548)            498,585
                                                                                  -----------         -----------
            Net cash provided by operations................................           957,429           4,429,962
                                                                                  -----------         -----------
Cash Flow from Investing Activities:
    Additions to property, plant and equipment.............................          (128,648)           (138,518)
                                                                                  -----------         -----------
        Net cash used in investing activities..............................          (128,648)           (138,518)
                                                                                  -----------         -----------
Cash Flow from Financing Activities:
    Net payments under line-of-credit agreement............................                            (1,000,000)
    Payments of long-term debt.............................................           (18,750)            (18,750)
    Distributions to shareholders..........................................        (1,231,444)         (1,408,088)
                                                                                  -----------         -----------
        Net cash used in financing activities..............................        (1,250,194)         (2,426,838)
                                                                                  -----------         -----------
Net Increase (Decrease) in Cash............................................          (421,413)          1,864,606
Cash at Beginning of Period................................................         1,590,584             724,363
                                                                                  -----------         -----------
Cash at End of Period......................................................       $ 1,169,171         $ 2,588,969
                                                                                  ===========         ===========

            See Notes to Condensed Financial Statements.

                       KECO INDUSTRIES, INC.
        NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

The accompanying condensed financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 24, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report to shareholders for the year ended December 31, 1997.

NOTE B -- CONTRACTS IN PROCESS AND INVENTORIES

Contracts in process and inventories of the Company represent accumulated contract costs, estimated earnings thereon based upon the percentage of completion method and contract inventories reduced by the contract value of delivered items. Contracts in process and inventories are comprised of the following:

                                                                           DECEMBER 31, 1997       JUNE 24, 1998
                                                                           -----------------       -------------
         Inventories substantially applicable to government contracts
           in process................................................         $22,176,944           $13,726,035
         Less: Progress payments.....................................          11,092,892             5,910,210
                                                                              -----------           -----------
                                                                              $11,084,052           $ 7,815,825
                                                                              ===========           ===========

NOTE C -- INCOME TAXES

The Company is organized under subchapter S of the Internal Revenue Code. In lieu of corporate income taxes, the shareholders of the S corporation are taxed on their proportionate share of the Company's taxable income. Accordingly, no provision for income taxes has been recorded in these financial statements.

NOTE D -- SALE OF COMPANY

The Company and Engineered Support Systems, Inc. signed a definitive Stock Purchase Agreement on May 15, 1998, under which Engineered Support Systems, Inc. agreed to purchase all of the outstanding stock of the Company. The transaction was completed on June 24, 1998.

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

       To the Board of Directors of
       Nuclear Cooling, Inc.
       d/b/a Marlo Coil

       We have audited the accompanying balance sheets of Nuclear Cooling, Inc. (a Missouri corporation), d/b/a Marlo Coil, as of June 30, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nuclear Cooling, Inc., d/b/a Marlo Coil, as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

       Arthur Andersen LLP
       St. Louis, Missouri
       August 22, 1997

                                     NUCLEAR COOLING, INC.
                                        D/B/A MARLO COIL

                                         BALANCE SHEETS

                                                                            JUNE 30,
                                                                  -----------------------------
                                                                     1996              1997
                                                                  -----------       -----------
ASSETS
Current assets:
    Cash and cash equivalents...............................      $   166,954       $   810,476
    Accounts receivable-trade and other.....................        3,647,202         3,423,422
    Inventory...............................................        2,258,277         2,614,172
    Prepaid expenses........................................           95,927           106,426
    Advance to stockholder..................................          200,000
                                                                  -----------       -----------
        Total current assets................................        6,368,360         6,954,496
Property and equipment, net.................................        2,554,178         2,734,761
Real estate other, net......................................          665,113           641,535
Land held for sale..........................................          242,837           226,638
Deposits....................................................          371,336           413,448
Other assets................................................          512,406           493,316
                                                                  -----------       -----------
        Total assets........................................      $10,714,230       $11,464,194
                                                                  ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Note payable to bank....................................      $ 1,026,000       $
    Note payable to related party...........................          311,453           269,974
    Accounts payable........................................          465,130           976,172
    Accrued payroll and commissions.........................          320,967           242,136
    Other accrued expenses..................................          787,674         1,160,824
    Deferred revenue........................................          152,540            51,506
                                                                  -----------       -----------
        Total current liabilities...........................        3,063,764         2,700,612
                                                                  -----------       -----------
Deferred compensation liability.............................          205,502           204,475
Deferred revenue............................................          169,000           123,696
                                                                  -----------       -----------
        Total noncurrent liabilities........................          374,502           328,171
                                                                  -----------       -----------
Stockholders' equity:
    Common stock, $1 par value. Authorized 30,000 shares;
      issued and outstanding 5,000 shares...................            5,000             5,000
    Additional paid-in capital..............................           80,591            80,591
    Retained earnings.......................................        7,190,373         8,349,820
                                                                  -----------       -----------
        Total Stockholders' Equity..........................        7,275,964         8,435,411
                                                                  -----------       -----------
        Total Liabilities and Stockholders' Equity..........      $10,714,230       $11,464,194
                                                                  ===========       ===========

  The accompanying notes are an integral part of these financial statements.

                                     NUCLEAR COOLING, INC.
                                        D/B/A MARLO COIL

                                     STATEMENTS OF INCOME

                                                                       YEAR ENDED JUNE 30,
                                                                  -----------------------------
                                                                     1996              1997
                                                                  -----------       -----------

Net sales...................................................      $22,585,616       $25,761,886

Cost of goods sold..........................................       16,562,604        17,833,713
                                                                  -----------       -----------

    Gross profit............................................        6,023,012         7,928,173

Selling, general and administrative expenses................        4,132,365         4,960,027
                                                                  -----------       -----------

    Income from operations..................................        1,890,647         2,968,146

Other income (expenses):

    Interest income.........................................          106,561            68,101

    Interest expense........................................          (50,857)         (113,923)

    Gain on sale of assets..................................           17,750            13,272

    Other income............................................           73,940            73,851
                                                                  -----------       -----------

        Net income..........................................      $ 2,038,041       $ 3,009,447
                                                                  ===========       ===========

  The accompanying notes are an integral part of these financial statements.

                                                  NUCLEAR COOLING, INC.
                                                     D/B/A MARLO COIL

                                            STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               ADDITIONAL                             TOTAL
                                                                  COMMON        PAID-IN          RETAINED         STOCKHOLDERS'
                                                                  STOCK         CAPITAL          EARNINGS            EQUITY
                                                                  ------       ----------       -----------       -------------
Balance, June 30, 1995......................................      $5,000        $80,591         $ 8,390,332        $ 8,475,923

     Dividends..............................................                                     (3,238,000)        (3,238,000)

     Net income.............................................                                      2,038,041          2,038,041
                                                                  ------        -------         -----------        -----------

Balance, June 30, 1996......................................       5,000         80,591           7,190,373          7,275,964

    Dividends...............................................                                     (1,850,000)        (1,850,000)

    Net income..............................................                                      3,009,447          3,009,447
                                                                  ------        -------         -----------        -----------

Balance, June 30, 1997......................................      $5,000        $80,591         $ 8,349,820        $ 8,435,411
                                                                  ======        =======         ===========        ===========

  The accompanying notes are an integral part of these financial statements.

                                    NUCLEAR COOLING, INC.
                                       D/B/A MARLO COIL

                                  STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED JUNE 30,
                                                                  -----------------------------
                                                                     1996              1997
                                                                  -----------       -----------
Cash flows from operating activities:
    Net income..............................................      $ 2,038,041       $ 3,009,447
                                                                  -----------       -----------
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation............................................          254,767           363,815
    Gain on sale of assets..................................          (17,750)          (13,272)
    Decrease (increase) in accounts receivable--trade and
      other.................................................         (551,257)          223,780
    (Increase) decrease in inventory........................          171,419          (355,895)
    Increase in prepaid expenses............................          (28,098)          (10,499)
    Increase in deposits....................................         (116,679)          (42,112)
    Decrease (increase) in other assets.....................          (95,245)           19,179
    Increase in accounts payable............................          255,779           510,952
    Decrease in accrued payroll and commissions.............          (47,073)          (78,831)
    Increase (decrease) in other accrued expenses...........         (218,686)          373,150
    Decrease in deferred compensation liability.............          (16,047)           (1,027)
    (Decrease) increase in deferred revenues................          321,540          (146,338)
                                                                  -----------       -----------
        Total adjustments...................................          (87,330)          842,902
                                                                  -----------       -----------
        Net cash provided by operating activities...........        1,950,711         3,852,349
                                                                  -----------       -----------
Cash flows from investing activities:
    Additions to property and equipment.....................         (356,674)         (525,837)
    Proceeds from sale of assets............................           71,000            34,489
                                                                  -----------       -----------
        Net cash used in investing activities...............         (285,674)         (491,348)
                                                                  -----------       -----------
Cash flows from financing activities:
    (Repayments) borrowings on note payable, net............        1,026,000        (1,026,000)
    (Repayments) borrowings on note payable to related
      party, net............................................           35,383           (41,479)
    Payment of dividends....................................       (3,238,000)       (1,850,000)
    Decrease (increase) in advance to stockholder...........         (200,000)          200,000
                                                                  -----------       -----------
        Net cash used in financing activities...............       (2,376,617)       (2,717,479)
                                                                  -----------       -----------
Net increase (decrease) in cash and cash equivalents........         (711,580)          643,522
Cash and cash equivalents, beginning of year................          878,534           166,954
                                                                  -----------       -----------
Cash and cash equivalents, end of year......................      $   166,954       $   810,476
                                                                  ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                       NUCLEAR COOLING, INC.
                          D/B/A MARLO COIL

                   NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND OPERATING POLICIES

BUSINESS ACTIVITIES

Nuclear Cooling, Inc., d/b/a Marlo Coil (the Company) is a manufacturer of industrial and commercial heat transfer equipment which is generally produced to customer specifications. Its principal products are coils and air handling units and its primary customers are defense contractors, mechanical contractors and industrial users located throughout the United States.

REVENUE RECOGNITION

Revenue from sales transactions is generally recognized upon shipment of goods, at which time all rights and obligations are transferred to the customer.

Approximately 48% and 45% of the Company's 1997 and 1996 sales, respectively, were made to its 10 largest customers. Receivables from these 10 customers were approximately 49% and 47% of trade accounts receivable at June 30, 1997 and 1996, respectively.

USE OF ESTIMATES

The preparation of these financial statements required the use of certain estimates by management in determining the Company's assets, liabilities, revenues and expenses.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents are stated at cost. Cash equivalents consist of highly liquid investments with original maturities of three months or less when purchased.

INVENTORY

Inventory is stated at the lower of cost or market (net realizable value). Cost is determined principally on a first-in, first-out basis.

The Company uses the last-in, first-out (LIFO) accounting method for certain inventories. If the Company had used the first-in, first-out method of computing inventory costs for these items, inventories would have been approximately $50,900 and $80,700 higher than reported at June 30, 1997 and 1996, respectively.

LAND HELD FOR SALE

Land held for sale is stated at the lower of cost or estimated net realizable value. The Company capitalizes all direct acquisition and development costs, including interest.

Revenue on sales of land held for sale is recognized when title passes and adequate cash payments are received.

PROPERTY AND EQUIPMENT

Depreciation of property and equipment is provided over the estimated useful lives of the respective assets. Depreciation is provided principally on accelerated methods. The depreciable lives used are:

                                                                                 YEARS
                                                                                 -----
Buildings..................................................................      15-45
Office furniture, computer components and equipment........................       5-7
Machinery and equipment....................................................       5-7
Automobiles and trucks.....................................................        5

                       NUCLEAR COOLING, INC.
                          D/B/A MARLO COIL

             NOTES TO FINANCIAL STATEMENTS (CONTINUED)

ASSET IMPAIRMENT

If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the value of the asset will not be recoverable, as determined based on projected undiscounted cash flows related to the asset over the remaining life, then the carrying value of the asset is reduced to its estimated fair value.

INCOME TAXES

The Company has made the election to be treated as an S corporation under the provisions of the Internal Revenue Code. As such, all income and losses flow through to the stockholders who are liable for all applicable taxes. Accordingly, no provision or credit is made for federal and state income taxes for the Company. The net difference between the tax bases and the reported amounts of the Company's assets and liabilities is not significant.

Deposits are required to be kept with the Internal Revenue Service, due to the time lag between the fiscal year-end of the Company and the calendar year-end of its stockholders. These deposits were approximately $413,000 and $371,000 at June 30, 1997 and 1996,
respectively.

2. INVENTORY

The components of inventory are as follows:

                                                                                    1996             1997
                                                                                 ----------       ----------
Raw materials..............................................................      $1,751,436       $2,010,137
Work in process............................................................         587,552          654,940
LIFO reserve...............................................................         (80,711)         (50,905)
                                                                                 ----------       ----------
                                                                                 $2,258,277       $2,614,172
                                                                                 ==========       ==========
FIFO inventories...........................................................      $1,803,243       $1,911,545
LIFO inventories...........................................................         455,034          702,627
                                                                                 ----------       ----------
                                                                                 $2,258,277       $2,614,172
                                                                                 ==========       ==========

3. PROPERTY AND EQUIPMENT

Following is a summary of property and equipment, at cost:

                                                                                    1996             1997
                                                                                 ----------       ----------
Land and land improvements.................................................      $  220,340       $  220,340
Buildings..................................................................       3,928,561        4,010,392
Office furniture, computer components and
  equipment................................................................         589,087          557,426
Machinery and equipment....................................................       3,893,780        4,233,608
Automobiles and trucks.....................................................          72,219           93,143
                                                                                 ----------       ----------
                                                                                  8,703,987        9,114,909
Less accumulated depreciation..............................................       6,149,809        6,380,148
                                                                                 ----------       ----------
                                                                                 $2,554,178       $2,734,761
                                                                                 ==========       ==========

                       NUCLEAR COOLING, INC.
                          D/B/A MARLO COIL

             NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. NOTES PAYABLE

The Company maintains an unsecured line of credit agreement with a bank for maximum borrowings of $4,200,000, with interest payable monthly at the prime rate less .25%, 8.25% at June 30, 1997. The line of credit expires October 15, 1997. There are no compensating balance requirements or other restrictions associated with this line of credit agreement.

The Company has a note payable to an officer. The note was executed during 1995, is due on demand and accrues interest at the prime rate.

Interest expense on all debt during 1997 and 1996 was approximately $114,000 and $51,000, respectively. Cash paid for interest during these same periods was approximately $119,000 and $46,000, respectively.

5. EMPLOYEE BENEFIT PLANS

The Company has a defined contribution plan, the Marlo Coil Employees Retirement Plan (the Plan). All full-time employees of the Company who have completed one year of service and are age 21 or older or were participants in prior plans are eligible to participate. Under the terms of the Plan, the Company, at its option, can contribute to the Plan a yearly amount based on compensation paid or an additional match to participating employees as defined by the Plan. Participants may also elect to defer a certain portion of their compensation to the Plan on which the Company must make a matching contribution. During 1997 and 1996, Company contributions were approximately $140,000 and $112,000, respectively.

Effective July 1, 1995, the Plan was restated. This restatement changed the investment options available for participant directed contributions. The restatement also increased the employer matching contributions to 50% of each participant's deferred compensation up to 4% of compensation and also made loans available to participants based on their vested account balances. During 1997 the Company made additional matching contributions which increased total contributions for the year to 67% of 6% of compensation.

The Company has a nonparticipatory deferred compensation plan which is given to certain key employees. This plan provides for benefits of a fixed amount each year for nine years to participants who are employed by the Company at age 55. The annual payment will vary by participant. If the participant dies prior to age 55 while still actively employed, the Company shall pay a lump sum death benefit in lieu of any future benefit payments vested at time of death. The Company employs a 10% discount rate in calculating the outstanding liability. The Company incurred expenses of approximately $24,000 and $8,000 related to this plan for the years ended June 30, 1997 and 1996, respectively.

The Company had a deferred compensation plan for participating employees over the age of 50, which was terminated during 1992. Participants who elected to retire early receive $10,000 annual payments for a total of 10 years. All others received cash settlements. In connection with the plan termination, the Company redeemed certain life insurance policies.

The Company owns various life insurance policies on plan participants. These policies were purchased to fund deferred compensation benefits described above. The cash surrender value on these policies is recorded as an other asset on the balance sheet, and was approximately $151,000 and $145,000 at June 30, 1997 and 1996, respectively. All liabilities related to the deferred compensation benefits are recorded at the present value of expected future cash payments.

6. RELATED-PARTY TRANSACTIONS

The Company has entered into a land development agreement with David Enterprises, Inc., a related entity, whereby land owned by the Company is developed and sold by the related party. Revenues derived from land sales and the profit thereon are based on the current market value of the land at date of sale. During 1997, land

                       NUCLEAR COOLING, INC.
                          D/B/A MARLO COIL

             NOTES TO FINANCIAL STATEMENTS (CONTINUED)

sales resulted in a gain of approximately $12,400, which is included in gain on sale of assets in the accompanying income statement. Land sales during 1996 resulted in a gain of approximately $17,750.

In 1993, the Company purchased a building from the stockholders of the Company for approximately $740,000. The purchase price was financed with a cash payment of approximately $170,000 and relief of a note receivable from the stockholders of approximately $570,000. The building was leased in July 1993, to an unrelated third party for $5,833 per month for an initial term of two years, with an additional option for two separate and successive two year terms. The lease has been renewed for the first additional term. The lessee is responsible for the payment of all property taxes, insurance and maintenance of the roofing structure. The building is recorded on the balance sheet as Real Estate Other, net of an amount equal to the related party seller's basis, which approximates fair market value. The building is being depreciated over 31.5 years, which approximates its estimated useful life.

During 1997 and 1996, the Company paid approximately $931,000 and $542,000, respectively, to affiliated companies for material components and subcontract labor.

The Company is the beneficiary of a $550,000 whole life insurance policy on the life of its chairman and chief executive officer. The cash surrender value of this policy is recorded as an other asset on the balance sheet, and was approximately $211,000 and $204,000 at June 30, 1997 and 1996, respectively. The Company's portion of cash surrender value of an additional life insurance policy was approximately $50,000 and $54,000, respectively, at June 30, 1997 and 1996, and is recorded as an other asset. The Company is not the beneficiary of this policy, but is the owner and will recognize that amount upon his death.

During 1996, the Company guaranteed a $3,500,000 bank line of credit for Eureka Springs, Inc., a related entity. The debt outstanding on this line of credit was $3,270,000 at June 30, 1997.

The Company has agreements with two individuals whereby, upon the sale of the business, each will receive 5% and 2%, respectively, of the total gross sales price, as defined in the agreements. In addition, under the terms of these agreements the Company is obligated to pay these individuals an annual bonus based on a formula defined in the agreements. The amount of bonuses paid was approximately $123,000 and $79,000 in 1997 and 1996, respectively.

7. CONTINGENCIES

Effective May 1, 1996, the Company entered into a five-year production agreement with a customer whereby the Company will produce and sell modular rooftop air handler units according to certain design and delivery specifications. The customer paid the Company approximately $350,000 prior to June 30, 1996, to reimburse the Company for certain start-up costs including engineering, training and plant changeover expenses. The Company will recognize the reimbursement into income as related costs are incurred. The unrecognized portion of this deferred revenue, totaling approximately $105,000 and $240,000 at June 30, 1997 and 1996,
respectively, is separately stated on the accompanying balance sheet in current and long-term liabilities, according to management's estimates of when the related costs will be incurred. Cancellation of the agreement without cause by either party during 1997 and 1998 would require a cash payout of $750,000 during 1997 or $300,000 during 1998.

From time to time, the Company is a party to certain lawsuits and other claims related to the normal conduct of its business. Management believes that liabilities, if any, resulting from the resolution of pending or threatened proceedings would not materially affect the financial condition or results of operations of the Company.

                                         NUCLEAR COOLING, INC.
                                            D/B/A MARLO COIL

                                  CONDENSED BALANCE SHEET (UNAUDITED)

                                                                                           JANUARY 31, 1998
                                                                                           ----------------
ASSETS
Current Assets:
    Cash.............................................................................        $    30,030
    Accounts receivable..............................................................          6,378,412
    Inventory........................................................................          2,151,305
    Prepaid expenses and other assets................................................            218,555
                                                                                             -----------
        Total Current Assets.........................................................          8,778,302
Property, plant & equipment, net of accumulated depreciation of $6,373,587...........          2,630,039
Other assets.........................................................................          1,763,140
                                                                                             -----------
        Total Assets.................................................................        $13,171,481
                                                                                             ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Notes payable....................................................................        $ 1,075,961
    Accounts payable.................................................................          1,646,172
    Advance payments on contracts....................................................            962,304
    Other current liabilities........................................................          1,631,440
                                                                                             -----------
        Total Current Liabilities....................................................          5,315,877
Other liabilities....................................................................            318,101
Stockholders' Equity:
    Common stock.....................................................................              5,000
    Additional paid-in capital.......................................................             80,591
    Retained earnings................................................................          7,451,912
                                                                                             -----------
        Total Stockholders' Equity...................................................          7,537,503
                                                                                             -----------
    Total Liabilities and Stockholders' Equity.......................................        $13,171,481
                                                                                             ===========

            See Notes to Condensed Financial Statements.

                                          NUCLEAR COOLING, INC.
                                             D/B/A MARLO COIL

                                CONDENSED STATEMENTS OF INCOME (UNAUDITED)

                                                                                      SEVEN MONTHS ENDED
                                                                                          JANUARY 31,
                                                                                 -----------------------------
                                                                                    1997              1998
                                                                                 -----------       -----------
Net sales..................................................................      $12,920,766       $14,535,135

Cost of goods sold.........................................................        9,066,232        10,218,728
                                                                                 -----------       -----------

    Gross profit...........................................................        3,854,534         4,316,407

Selling, general and administrative expense................................        2,950,230         3,015,931
                                                                                 -----------       -----------

    Income from operations.................................................          904,304         1,300,476

Net interest expense.......................................................           75,857            32,497
                                                                                 -----------       -----------

    Income before income taxes.............................................          828,447         1,267,979

Income tax provision (Note C)..............................................                0                 0
                                                                                 -----------       -----------

    Net income.............................................................      $   828,447       $ 1,267,979
                                                                                 ===========       ===========

            See Notes to Condensed Financial Statements.

                                         NUCLEAR COOLING, INC.
                                            D/B/A MARLO COIL

                             CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                SEVEN MONTHS ENDED JANUARY 31,
                                                                                ------------------------------
                                                                                    1997             1998
                                                                                 ----------       -----------
Cash Flow from Operating Activities:
     Net income............................................................      $  828,447       $ 1,267,979
     Adjustments to reconcile net income to net cash provided by operations:
          Depreciation.....................................................         197,985           215,817
          Loss on disposal of assets.......................................                             3,876
                                                                                 ----------       -----------
    Cash provided before changes in operating assets and liabilities.......       1,026,432         1,487,672
    Changes in operating assets and liabilities:
        Accounts receivable................................................        (185,082)       (2,954,990)
        Inventory..........................................................         105,734           462,867
        Accounts payable...................................................         273,132           670,000
        Advance payments on contracts......................................          82,111           962,304
        Other assets and liabilities.......................................        (145,534)           66,572
                                                                                 ----------       -----------
        Net cash provided by operations....................................       1,156,793           694,425
                                                                                 ----------       -----------
Cash Flow from Investing Activities:
    Additions to property, plant and equipment.............................        (479,151)         (114,971)
                                                                                 ----------       -----------
        Net cash used in investing activities..............................        (479,151)         (114,971)
                                                                                 ----------       -----------
Cash Flow from Financing Activities:
    Net proceeds of notes payable..........................................       1,205,230           805,987
    Cash dividends.........................................................        (879,029)       (2,165,887)
    Advance to stockholders................................................        (770,970)
                                                                                 ----------       -----------
        Net cash used in financing activities..............................        (444,769)       (1,359,900)
                                                                                 ----------       -----------
Net Increase (Decrease) in Cash............................................         232,873          (780,446)
Cash at Beginning of Period................................................         166,954           810,476
                                                                                 ----------       -----------
Cash at End of Period......................................................      $  399,827       $    30,030
                                                                                 ==========       ===========

            See Notes to Condensed Financial Statements.

                       NUCLEAR COOLING, INC.
                          D/B/A MARLO COIL

        NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

The accompanying condensed financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the seven month period ended January 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report to shareholders for the year ended June 30, 1997.

NOTE B -- CONTRACTS IN PROCESS AND INVENTORIES

Substantially all of the inventories of the Company are valued at the lower of cost or market using the first-in, first-out method.
Inventories are comprised of the following:

                                                                 JUNE 30, 1997       JANUARY 31, 1998
                                                                 -------------       ----------------
         Raw materials.....................................       $1,959,232            $1,467,444
         Work-in-process...................................          654,940               683,861
                                                                  ----------            ----------
                                                                  $2,614,172            $2,151,305
                                                                  ==========            ==========

NOTE C -- INCOME TAXES

The Company is organized under subchapter S of the Internal Revenue Code. In lieu of corporate income taxes, the shareholders of the S corporation are taxed on their proportionate share of the Company's taxable income. Accordingly, no provision for income taxes has been recorded in these financial statements.

NOTE D -- SALE OF COMPANY

Effective February 1, 1998, the Company sold substantially all of its net assets to Engineered Support Systems, Inc.

                                ESSI [LOGO]

                      Engineered Support Systems, Inc.




           [PHOTO]                                     [PHOTO]

    Engineered Air Systems                         Keco Industries
        St. Louis, MO                               Florence, KY




           [PHOTO]                                     [PHOTO]

            Marlo                                  Keco Industries
        High Ridge, MO                              Blue Ash, OH




           [PHOTO]                                     [PHOTO]

           Fermont                          Engineered Specialty Plastics
        Bridgeport, CT                             Hot Springs, AR

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                               [LOGO]





                         ENGINEERED SUPPORT
                           SYSTEMS, INC.


                          2,200,000 SHARES
                            COMMON STOCK







                          ----------------

                             PROSPECTUS

                          ----------------





                           April 20, 1999

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                          CIBC OPPENHEIMER



                      A.G. EDWARDS & SONS, INC.



                      PAINEWEBBER INCORPORATED



                  PAULI JOHNSON CAPITAL & RESEARCH
                            INCORPORATED




--------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.